Title of each class of securities offered	Amount to be registered (1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, par value $.01 per share	7,700,772	$33.75	$259,901,055 (2)	$30,201

(1)	Includes shares that the underwriter has the option to purchase to cover over-allotments, if any.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(7)
Registration No. 333-202450

Prospectus supplement

(To Prospectus dated March 2, 2015)

6,700,000 shares

Common stock

The selling stockholders identified in this prospectus supplement are selling 6,700,000 shares of our common stock. The selling stockholders consist of an affiliate of Stephen J. Cloobeck (our founder and Chairman), an affiliate of Lowell D. Kraff (our Vice Chairman) and DRP Holdco, LLC (which is one of our largest stockholders and is an investment vehicle owned by clients of an affiliate of Guggenheim Partners, LLC).

The underwriter has an option to purchase a maximum of 1,000,772 additional shares from the selling stockholders to cover any over-allotment of shares.

We will not receive any of the proceeds from the sale by the selling stockholders of our common stock.

Subject to completion of the offering, we have agreed to purchase from the underwriter $50 million of the shares of our common stock that are the subject of this offering at the price per share at which the underwriters are purchasing shares from the selling stockholders in this offering.

Our common stock is listed on the New York Stock Exchange under the symbol “DRII.” The last reported sale price of our common stock on March 4, 2015 was $34.76 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-11 of this prospectus supplement.

	Per Share	Total
Public offering price (1)	$33.75	$224,973,158
Underwriting discount (2)	$0.76	$3,940,158
Proceeds to selling stockholders	$32.99	$221,033,000

(1)	The public offering price for the 5,184,418 shares sold to the public is $33.75 per share. The per share price we will pay for the 1,515,582 shares we have agreed to repurchase is the public offering price, less the underwriting discount.
(2)	No underwriting discount is applicable in respect of the 1,515,582 shares we have agreed to repurchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares on or about March 10, 2015.

Book-running manager

Credit Suisse

March 5, 2015

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholders and the terms on which the selling stockholders are offering and selling shares of our common stock. The second part is the accompanying prospectus, dated March 2, 2015, which contains and incorporates by reference important business and financial information about us and other information about this offering. This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein, and any free writing prospectus that we prepare and distribute. We, the underwriter and the selling stockholders have not authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any such free writing prospectus.

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits, of which this prospectus supplement forms a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, of which this prospectus supplement forms a part, you should refer to that agreement or document for its complete contents.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement will be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus supplement.

Except where the context otherwise requires or where otherwise indicated, references in this prospectus supplement to “the Company,” “we,” “us” and “our,” refer to Diamond Resorts Parent, LLC, or DRP, for periods or events prior to July 24, 2013, and Diamond Resorts International, Inc., as the successor to DRP, for periods or events subsequent to such date, in each case together with its subsidiaries.

You should not assume that the information incorporated by reference or provided in this prospectus supplement is accurate as of any date other than the date on the front cover of the document containing such information. Our business, financial condition, results of operations and prospects may have changed since such date.

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INDUSTRY AND MARKET DATA

Certain market, industry and similar data included in this prospectus supplement, the accompanying prospectus or in documents incorporated by reference herein or therein have been obtained from third-party sources that we believe to be reliable, including the ARDA International Foundation, or AIF. Our market estimates are calculated by using independent industry publications and other publicly available information in conjunction with our assumptions about our markets. We have not independently verified any market, industry or similar data presented or incorporated by reference in this prospectus supplement or the accompanying prospectus and cannot assure you of its accuracy or completeness. Such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

TRADEMARKS AND SERVICE MARKS

Diamond Resorts International®, Diamond Resorts®, THE Club®, The Meaning of Yes®, We Love to Say YesTM, Vacations for Life®, Affordable Luxury. Priceless MemoriesTM, Events of a LifetimeTM, Stay Vacationed™ and our other registered or common law trademarks, service marks or trade names appearing in this prospectus supplement, the accompanying prospectus or in documents incorporated by reference herein or therein are our property. This prospectus supplement, the accompanying prospectus and documents incorporated by reference herein or therein also refer to brand names, trademarks or service marks of other companies. All brand trademarks, service marks or trade names cited in this prospectus supplement, the accompanying prospectus or in documents incorporated by reference herein or therein are the property of their respective holders.

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FORWARD LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and documents incorporated herein and therein contain forward-looking statements, which are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this prospectus supplement, the accompanying prospectus and documents incorporated herein and therein as a result of various factors, including, among others:

•	adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries;

•	adverse changes to, or interruptions in, relationships with our affiliates and other third parties, including termination of our hospitality management contracts;

•	our ability to maintain an optimal inventory of vacation ownership interests (“VOIs” or “Vacation Interests”) for sale overall, as well as in specific Diamond Collections;

•	our ability to sell, securitize or borrow against our consumer loans;

•	decreased demand from prospective purchasers of VOIs;

•	adverse events, including weather-related and other natural disasters and crises, or trends in vacation destinations and regions where the resorts in our network are located;

•	changes in our senior management;

•	our ability to comply with regulations applicable to the vacation ownership industry;

•	the effects of our indebtedness and our compliance with the terms thereof;

•	changes in the interest rate environment and their effects on our outstanding indebtedness;

•	our ability to successfully implement our growth strategy;

•	our ability to compete effectively; and

•	other risks and uncertainties discussed under the caption “Risk Factors” in this prospectus supplement, and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference.

Accordingly, you should read this prospectus supplement, the accompanying prospectus and documents incorporated herein and therein completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements speak only as of the date they were made. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any obligation, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus supplement, the accompanying prospectus and documents incorporated herein and therein,

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whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus supplement, the accompanying prospectus and documents incorporated herein and therein or that may be made elsewhere (including any free writing prospectus) from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

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SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all the information that may be important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including the information set forth under “Risk Factors,” and the documents incorporated by reference, carefully and in their entirety before deciding whether to invest in our common stock.

Company Overview

We are a global leader in the hospitality and vacation ownership industry, with a worldwide network of 333 vacation destinations located in 34 countries throughout the continental United States (“U.S.”), Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia, New Zealand and Africa. Our resort network includes 93 resort properties with approximately 11,000 units that we manage and 236 affiliated resorts and hotels and four cruise itineraries, which we do not manage and do not carry our brand, but are a part of our network and, through the Clubs (defined below), are available for our members to use as vacation destinations. We offer Vacations for Life®—a simple way to acquire a lifetime of vacations at top destinations worldwide.

We offer a vacation ownership program whereby members acquire VOIs in the form of points. Members receive an annual allotment of points depending on the number of points purchased, and, through the Clubs, they can use these points to stay at destinations within our network of resort properties, including Diamond Resorts managed properties as well as affiliated resorts, luxury residences, hotels and cruises. Unlike a traditional interval-based vacation ownership product that is linked to a specific resort and week during the year, our points-based system permits our members to maintain flexibility relating to the location, season and duration of their vacation.

A core tenet of our management philosophy is delivering consistent quality and personalized services to each of our members, and we strive to infuse hospitality and service excellence into every aspect of our business and each member’s vacation experience. This philosophy is embodied in We Love to Say YesTM, a set of Diamond values designed to provide each of our members and guests with a consistent, “high touch” hospitality experience through our commitment to be flexible and open in responding to the desires of our members and guests. Our service-oriented culture is highly effective in building a strong brand name and fostering long-term relationships with our members, resulting in additional sales to our existing member base.

Our business consists of two segments: (i) hospitality and management services and (ii) Vacation Interest Sales and Financing.

Hospitality and Management Services.    We are fundamentally a hospitality company that manages a worldwide network of resort properties and provides services to a broad member base. We manage 93 resort properties, as well as eight multi-resort trusts (the “Diamond Collections”), each of which holds ownership interests in a group of resort properties (including our managed resorts). Substantially all of our management contracts automatically renew, and the management fees we receive are based on a cost-plus structure. As the manager, we operate the front desks, provide housekeeping, conduct maintenance and manage human resources services. We also operate, directly or by managing outsourced providers of, amenities such as golf courses, food and beverage venues and retail shops, an online reservation system, customer contact centers, rental, billing and collection, accounting and treasury functions, communications and information technology services. In addition to resort services, key components of our business are the Clubs, which enable our members to use their points to stay at resorts in our network. The Clubs offer our members a wide range of other benefits, such as the opportunity to purchase various products and services, including private luxury property rentals, high-profile sporting events, guided excursions, consumer electronics and home appliances at discounted prices, for which we earn commissions. Our Clubs include THE Club, which is the primary Club sold, and provides members with full membership access to all resorts in our network and offers the full range of member services, as well as other Clubs that enable their members to use their points to stay at specified resorts in our network and provide their members with a more limited offering of benefits. We refer to THE Club and other Club offerings as “the Clubs.” Fees paid by our members cover the operating costs of our managed resorts (including the absorption of a substantial portion of our overhead related to the provision of our management services), our management fees, maintenance fees for VOIs at resorts that we do not manage that are held by the Diamond Collections, and, in the case of members of the Clubs, membership dues. As part of our hospitality and management services, we typically enter into agreements with our managed resorts and the Diamond Collections under which we reacquire VOIs from members who fail to pay their annual maintenance fees or other assessments, serving as the principal source of our VOI inventory that we sell.

Vacation Interest Sales and Financing.    We sell VOIs principally through presentations, which we refer to as “tours,” at our 53 sales centers, substantially all of which are located at our managed resorts. We generate sales prospects by utilizing a variety of marketing programs, including presentations at our managed resorts targeted at existing members and current guests who stay on a per-night or per-week basis, overnight mini-vacation packages, targeted mailings, member referrals, telemarketing, gift certificates and various destination-specific marketing efforts. As part of our sales efforts, and to generate interest income and other fees, we also provide loans to qualified VOI purchasers.

The charts below show the total revenue and net income for each segment of our business for the year ended December 31, 2014 (with the percentages representing the relative contributions of these two segments):

Revenue from two segments above	$843 million	Net income contribution from two segments above	$332 million
Corporate and Other	2 million	Corporate and Other	(273) million
Total Revenue	$845 million	Total Net Income	$59 million

Our competitive strengths include:

A substantial portion of the revenue from our hospitality and management services business converts directly to Adjusted EBITDA.

Substantially all of our management contracts with our managed resorts and the Diamond Collections automatically renew, and under these contracts we receive management fees generally ranging from 10% to 15% of the other costs of operating the applicable resort or Diamond Collection (with a weighted average of 12.9% based upon the total management fee revenue for the year ended December 31, 2014). The covered costs paid by our managed resorts and the Diamond Collections include both the direct resort operating costs and the absorption of a substantial portion of our overhead related to this part of our business. Accordingly, our management fee revenue results in a comparable amount of Adjusted EBITDA. Generally, our revenue from management contracts increases to the extent that (i) operating costs at our managed resorts and the Diamond Collections rise and, consequently, our management fees increase proportionately under our cost-plus management contracts; (ii) we add services under our management contracts or (iii) we acquire or enter into contracts to manage resorts not previously managed by us.

The principal elements of our business provide us with significant financial visibility.

•	Management fees from our cost-plus management contracts. All anticipated operating costs of each of our managed resorts and Diamond Collections, including our management fees and costs pertaining to the specific managed resort or Diamond Collection, such as costs associated with the maintenance and operations of the resort, are included in the annual budgets of these resorts and Diamond Collections. These annual budgets are determined by the board of directors of the homeowners association (“HOA”) or Diamond Collection, as applicable, and are typically finalized before the end of the prior year. As a result, a substantial majority of our management fees are collected by January of the applicable year as part of the annual maintenance fees billed to VOI owners and released to us as services are provided. Unlike typical management agreements for traditional hotel properties, our management fees are not affected by average daily rates (“ADR”) or occupancy rates at our managed resorts. In addition, while our management contracts may be subject to non-renewal or termination, no resort or Diamond Collection has terminated or elected not to renew any of our management contracts during the past five years.

•	Fees earned by operating the Clubs. Dues payments for each of the Clubs are billed and generally collected together with the member’s related annual maintenance fees. Substantially all Club dues are collected by January of the applicable year. Members of the Clubs are not permitted to make reservations or access the applicable Club’s services and benefits if they are not current in payment of these dues. The Clubs also provide specific services to the Diamond Collections, such as call center services, for which the Clubs charge a fee to the Diamond Collections, and are included in the Diamond Collection maintenance fees. Some of the Clubs offer a tiered loyalty membership whereby additional resorts and benefits are made available as the member purchases more points, resulting in higher club dues for members in a higher loyalty tier.

•	VOI sales. Our VOI sales revenue is primarily a function of three levers: the number of tours we conduct, our closing percentage (which represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers) and the sales price per transaction. We generally have a high degree of near-term visibility as to each of these factors. Before the beginning of a year, we can predict with a high degree of confidence the number of tours we will conduct that year, and we believe that we can tailor our sales and marketing efforts to effectively influence our closing percentage and average transaction size in order to calibrate our VOI sales levels over the course of the year.

•	Financing of VOI sales in the U.S. We target the level of our consumer financing activity in response to capital market conditions. We accomplish this by offering sales programs that either encourage or discourage our customers to finance their VOI purchases with us, without compromising our underwriting standards. As of December 31, 2014, the weighted average Fair Isaac Corporation (“FICO”) score (based upon loan balance) for our borrowers across our existing loan portfolio was 719, and the weighted average FICO score for our borrowers on loans originated since October 2008 was 757. The default rate on our originated consumer loan portfolio was 6.3% (as a percentage of our outstanding originated portfolios) for 2014, and ranged from 5.7% to 8.6% on an annual basis from 2009 through 2014.

Our capital-efficient business model requires limited investment in working capital and capital expenditures.

•	Limited working capital required. Our hospitality and management services business consumes limited working capital because a substantial portion of the funds we receive under our management contracts is collected by January of each year and released to us as services are provided. Moreover, all resort-level maintenance and improvements are paid for by the owners of VOIs, with our financial obligation generally limited to our pro rata share of the VOIs we hold as unsold VOIs.

•	Limited investment capital required. Generally we do not believe that we will need to build resort properties or acquire real estate in the foreseeable future to support our anticipated VOI sales levels; however, in certain geographic areas, we may from time to time acquire additional VOI inventory through open market purchases or other means. Although the volume of points or intervals that we recover could fluctuate in the future for various reasons, we reacquire approximately 2% to 5% of our total outstanding VOIs from defaulted owners on an annual basis. This provides us with a relatively low-cost, consistent stream of VOI inventory that we can resell. We may engage in targeted development projects, particularly in attractive locations where member demand exceeds our existing supply, and in these circumstances, we expect that we will generally seek to structure developments in a manner that limits our financial exposure, including by minimizing the amount of time between when we are required to pay for the new VOI inventory and when such inventory is sold. In a majority of our strategic transactions, we have acquired an on-going business, consisting of management contracts, unsold VOI inventory and an existing owner base, which has generated immediate cash flow for us.

•	Access to financing. The liquidity to support our provision of financing to our customers for VOI purchases is provided through the funding facilities and securitization financings and, as a result, also consumes limited working capital.

Our scalable VOI sales and marketing platform has considerable operating leverage and drives increases in Adjusted EBITDA.

We have built a robust and versatile sales and marketing platform. This platform enables us to take actions that directly impact the three levers that primarily determine our VOI sales revenue: the number of tours we conduct, our closing percentage and the sales price per transaction. Our objective is to consistently monitor and adjust these three factors to reach an optimum level of VOI sales based on our available VOI inventory. With our scalable sales platform in place, we do not foresee the need to significantly increase the number of sales centers or the size of our sales team. Accordingly, we believe our VOI sales business has considerable operating leverage and the ability to drive increases in Adjusted EBITDA.

Our high level of customer satisfaction results in significant sales of additional VOIs to our members.

We believe our efforts to introduce hospitality, service excellence and quality into each member’s vacation experience have resulted in a high degree of customer satisfaction, driving significant sales of additional VOIs to our existing members who previously purchased points from us, as well as members we acquired in our strategic acquisitions who purchased points from us for the first time. In 2014, 2013 and 2012, approximately 63%, 58% and 53%, respectively, of the total dollar amount of VOI sales were to existing members who previously purchased points from us, and approximately 17%, 19% and 19%, respectively, of the total dollar amount of VOI sales were to members we acquired in our strategic acquisitions who purchased points from us for the first time (each an “Acquired Member”). After an Acquired Member makes his or her first purchase from us, all future transactions involving that Acquired Member are treated as sales to an existing member.

Our accomplished leadership team positions us for continued growth.

We have an experienced leadership team that has delivered strong operating results through disciplined execution. Our management team has taken a number of significant steps to refine our strategic focus, build our brand recognition and streamline our operations, including (i) maximizing revenue from our hospitality and management services business; (ii) driving innovation throughout our business, most significantly by infusing our hospitality focus into our customer interactions, and (iii) adding resorts to our network and owners to our owner base through complementary strategic acquisitions and efficiently integrating businesses acquired. Members of our management team have substantial equity interests in our Company that closely align their economic interests with those of our other stockholders.

Growth Strategies

Our growth strategies are as follows:

Continue to grow our hospitality and management services business.

We expect our hospitality and management services revenue will continue to grow as rising operating expenses at our managed resorts result in higher revenues under our cost-plus management contracts. We intend to generate additional growth in our hospitality and management services business by (i) increasing Club membership revenue; (ii) adding service and activity offerings for members of the Clubs; (iii) expanding opportunities for our members to purchase third-party products and services and (iv) pursue additional management and service contracts.

•	Increase Club membership revenue. Purchasers of our points are, in almost all cases, automatically enrolled in THE Club. In addition, as existing members purchase more points and thereby upgrade Club memberships to a higher loyalty tier, higher fees are collected. When we complete an acquisition, we typically create a tailor-made Club, with limited additional resorts and benefits. This results in an owner base that becomes familiar with the concept of a Club, and should therefore be more likely to upgrade and purchase points from us with membership in THE Club. We also have implemented programs to drive interval owners at our managed resorts to join THE Club.

•	Broaden hospitality service and activity offerings. We intend to continue to make membership in the Clubs more attractive to our members by expanding the number and variety of offered services and activities, such as airfare, cruises, guided excursions, golf outings, entertainment, theme park tickets, luggage and travel protection and access to luxury accommodations outside our network of resorts. For example, in October 2013, we commenced The Diamond Luxury Selection, a Club member benefit exclusively for our members with large point ownership and, therefore, in a higher loyalty tier. Qualifying members can access The Diamond Luxury Selection using their points through THE Club for stays within a collection of approximately 2,500 private luxury properties, including villas, resorts, boutique hotels and yachts. Such hospitality-focused enhancements may allow us to increase the dues paid by members of THE Club and should also generate commission revenue for us.

•

Pursue additional management and service contracts. We intend to actively leverage existing management contracts to add services provided to our members under our management contracts and increase the management fees to cover those new services. In addition, we may purchase or otherwise obtain additional management contracts at resorts that we do not currently manage. Furthermore, we intend to broaden our business-to-business services on a fee-for-service basis to other companies in the hospitality and vacation ownership industry. For example, we have entered into fee-for-service agreements with resort operators and hospitality companies pursuant to which we provide them with resort management services, VOI sales and marketing services and inventory rental services. These types of arrangements are highly profitable for us because we are not required to invest any significant capital. In the future, in situations where we can leverage our unique expertise, skills and infrastructure, we intend to expand our provision of business-to-business services on an à la carte basis or as a suite of services to third-party resort developers and operators and other hospitality companies.

Continue to leverage our scalable sales and marketing platform to increase VOI sales revenue.

We intend to continue to take advantage of the operating leverage in our sales and marketing platform. While we have increased our focus on potential new owners, we will continue to market to our existing long-term membership base, and expect that through these efforts and our continuing commitment to ensuring high member satisfaction, a significant percentage of our VOI sales will continue to be made to our existing members. We will also continue to target the ownership base at resorts that we now manage as a result of our strategic acquisitions to encourage these prospective customers to purchase our VOIs. While we anticipate that the bulk of our future VOI sales will be made through our traditional selling methods, we are seeking to more fully integrate the VOI sales experience into our hospitality and management services. For example, at some of our managed resorts, we offer enhanced mini-vacation packages, which we refer to as Events of a LifetimeTM, in which a group of members or prospective customers who have purchased such packages are invited to dine together, along with our sales team members, and to attend a show, golf outing or other local attraction as a group over a two-day period. At the end of the stay, our sales team provides an in-depth explanation of our points-based VOI system and the value proposition it offers. We have found that, by driving innovation throughout our business, most significantly by infusing our hospitality focus into the sales process and creatively engaging with potential purchasers, we improve potential purchasers’ overall experience and level of satisfaction and, as a result, are able to increase the likelihood that they will buy our VOIs and increase the average transaction size. We have extended this philosophy of increased engagement and hospitality focus into other sales techniques, and intend to continue to innovate in this area.

Pursue additional revenue opportunities consistent with our capital-efficient business model.

We believe that we can achieve growth without pursuing revenue opportunities beyond those already inherent in our core business model. However, to the extent consistent with our capital-efficient business model, we intend to:

•	Selectively pursue strategic transactions. We intend to pursue acquisitions of ongoing businesses, including management contracts and VOI inventory, on an opportunistic basis where the economic terms are favorable and we can achieve substantial synergies and cost savings. Future acquisitions may be similar in structure to transactions we have completed during the past several years in which we added locations to our network of available resorts, additional management contracts, new members to our owner base and additional VOI inventory that we may sell to existing members and potential customers.

•

Prudently expand our geographic footprint. We believe that there are significant opportunities to expand our business into new geographic markets in which we currently may have affiliations, but do not manage resorts or market or sell our VOIs. We believe that certain countries in Asia and Central and South America are particularly attractive potential new markets for us because of the substantial increases in spending on travel and leisure activities forecasted for their consumers. To the extent that we can maintain our high quality standards and strong brand reputation, we are selectively exploring acquisitions of ongoing resort businesses in these markets and may also pursue co-branding opportunities, joint ventures or other strategic alliances with existing local or regional hospitality companies. For example, we have entered into a joint venture with affiliates of Dorsett Hospitality International, a large hotel developer, owner and operator in Asia, and China Travel International Investment Hong Kong Ltd., an investment holding company engaged in the operation of travel destinations (including hotels, theme parks, natural and cultural scenic spots and leisure resorts), travel agency and related business operations. The venture expects to create, market, sell and service vacation packages and associated benefits (including vacation ownership) to customers in Asia. In addition, we may engage in targeted development projects, particularly in attractive locations where member demand exceeds our existing supply, in a manner consistent with our capital-light model. We believe that expansion of our geographic footprint will produce revenue from consumers in the markets into which we enter and also make our resort network more attractive to existing and prospective members worldwide.

Our Corporate Information

Diamond Resorts International, Inc. is a Delaware corporation and our principal executive offices are located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. Our telephone number is (702) 684-8000. Our website address is www.diamondresorts.com. The information contained on or accessible through our website is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, and potential investors should not rely on such information in making a decision to purchase our common stock in this offering.

Stock Repurchase Program

On October 28, 2014, our Board of Directors authorized a stock repurchase program allowing for the expenditure of up to $100 million for the repurchase of our common stock, subject to the terms, conditions and limitations in our $470.0 million senior secured credit facility with Credit Suisse AG (the “Senior Credit Facility”). Under the stock repurchase program, repurchases can be made from time to time in accordance with applicable securities laws in the open market and/or in privately negotiated transactions, including repurchases pursuant to trading plans under Rule 10b5-1 of the Exchange Act.

The Senior Credit Facility limits our ability to make restricted payments, including expenditures for stock repurchases and dividends. Following our payment on March 5, 2015 of an approximately $18.1 million excess cash flow sweep (the “ECF Payment”), which reduced the principal amount of our indebtedness under the Senior Credit Facility by approximately $18.1 million, the maximum aggregate amount of restricted payments that we may make under the Senior Credit Facility has increased to approximately $125.8 million. As of the date of this prospectus supplement, we have expended a total of $24.2 million on stock repurchases under our stock repurchase program, and our repurchase of $50 million of common stock subject to this offering is being applied against our stock repurchase program. Accordingly, immediately following the consummation of this offering, including our repurchase of $50 million of our common stock subject to this offering, we expect to have approximately $51.6 million available for restricted payments (including stock repurchases and dividends) under the Senior Credit Facility, including $25.8 million remaining for repurchases under our current stock repurchase program.

The Offering

The following summary contains basic information about this offering and our common stock. It may not contain all the information that is important to you. For a more complete understanding of our common stock, please refer to the section of the accompanying prospectus entitled “Description of Capital Stock” and our certificate of incorporation and bylaws, copies of which have been filed with the SEC and are available upon request.

Issuer	Diamond Resorts International, Inc.

Common stock offered by the selling stockholders	6,700,000 shares.

Underwriter’s option to purchase additional shares of common stock from the selling stockholders	The selling stockholders have granted the underwriter an option, exercisable for up to 30 days from the date of this prospectus supplement, to purchase up to 1,000,772 additional shares of our common stock to cover over-allotments.

Repurchase	Subject to completion of the offering, we have agreed to purchase from the underwriter 1,515,582 (or $50 million) of the shares of our common stock that are the subject of this offering at the price per share at which the underwriter is purchasing shares from the selling stockholders in this offering. Throughout this prospectus supplement, our purchase of such shares in this offering is referred to as the “Repurchase.” Repurchased shares will be cancelled and retired.

Common stock outstanding immediately following this offering	73,393,556 shares, (which gives effect to the Repurchase).

Dividends	We have no current intention to pay dividends. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, contractual restrictions (including provisions in the Senior Credit Facility), capital requirements, general business conditions and other then-existing factors that our Board of Directors may deem relevant. See “Price Range of Common Stock and Dividend Policy.”

Use of proceeds	The selling stockholders will receive the net proceeds of this offering. We will not receive any of the proceeds from this offering.

New York Stock Exchange symbol for our common stock	“DRII”

Risk factors	Investing in our securities involves risks. See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Unless otherwise indicated, the number of shares of common stock outstanding after this offering as presented in this prospectus supplement excludes:

•	shares of common stock issuable upon the exercise of outstanding options issued under our incentive compensation plan; and

•	shares of common stock reserved for issuance in connection with future grants of equity awards under our incentive compensation plan.

Except as otherwise noted, the information in this prospectus supplement assumes the underwriter does not exercise its over-allotment option.

Summary Historical Consolidated Financial and Operating Data

Set forth below is summary consolidated audited financial and unaudited operating data at the dates and for the periods indicated.

The financial and operating data set forth below (i) through July 24, 2013 is that of DRP and its subsidiaries, after giving retroactive effect to the reorganization transactions effected in connection with our initial public offering (the “IPO”) of common stock and (ii) after July 24, 2013 is that of Diamond Resorts International, Inc. and its subsidiaries. Our historical results are not necessarily indicative of the results that may be expected in any future period. The summary consolidated statement of operations data for years ended December 31, 2014, 2013 and 2012, and the selected consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The selected consolidated financial and operating data set forth below should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

	Year ended December 31,
	2014	2013	2012
	($ in thousands, except as otherwise noted)
Statement of Operations Data:
Total revenues	$844,566	$729,788	$523,668
Total costs and expenses	734,875	726,536	524,335

Income (loss) before provision (benefit) for income taxes and discontinued operations	109,691	3,252	(667)
Provision (benefit) for income taxes	50,234	5,777	(14,310)

Net income (loss)	$59,457	$(2,525)	$13,643
Other Financial Data (Unaudited):
Capital expenditures	$17,950	$15,150	$14,329
Net cash provided by (used in):
Operating activities	$118,058	$2,743	$24,637
Investing activities	$(17,100)	$(58,065)	$(69,355)
Financing activities	$106,750	$70,033	$45,520
Operating Data:
Branded resorts(1)	93	93	79
Affiliated resorts(1)	236	210	180
Cruise itineraries(1)	4	4	4

Total destinations	333	307	263

Total number of tours(2)	220,708	207,075	180,981
Closing percentage(3)	14.4%	14.5%	14.8%
Total number of VOI sale transactions(4)	31,759	29,955	26,734
Average VOI sale price per transaction(5)	$18,988	$16,771	$12,510
Volume per guest(6)	$2,732	$2,426	$1,848

	As of December 31,
	2014	2013
	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$242,486	$35,945
Mortgages and contracts receivable, net	498,662	405,454
Unsold Vacation Interests, net	262,172	298,110
Total assets:	1,577,776	1,301,195
Senior Credit Facility, net of unamortized original issue discount	440,720	—
Securitization Notes and Funding Facilities, net	509,208	391,267
Senior Secured Notes, net of unamortized original issue discount	—	367,892
Notes payable	4,612	23,150
Total liabilities	$1,310,427	$1,093,382

(1)	As of the end of each period.

(2)	Represents the number of sales presentations at our sales centers during the period presented.

(3)	Represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers during the period presented.

(4)	Represents the number of VOI sale transactions during the period presented.

(5)	Represents the average purchase price (not in thousands) of VOIs sold during the period presented.

(6)	Represents VOI sales (not in thousands) divided by the total number of tours during the period presented.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and in the accompanying prospectus, together with all other information contained or incorporated by reference herein or therein, including the risks described under the caption “Risk Factors.” Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-looking Statements” in this prospectus supplement where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

Unfavorable general economic conditions have adversely affected our business and potential deterioration in conditions in the U.S. and globally could result in decreased demand for VOIs and our ability to obtain future financing.

There have been periods, including from 2008 through 2010, in which our business has been materially adversely affected by unfavorable general economic conditions, including effects of weak domestic and world economies resulting, in part, from the instability of global financial markets and regional economies caused by the recent European debt crisis, high unemployment, a decrease in discretionary spending, a decline in housing and real estate values, limited availability of financing and geopolitical conflicts. Future volatility and disruption in worldwide capital and credit markets and any declines in economic conditions in the U.S., Europe and in other parts of the world could adversely impact our business and results of operations, particularly if the availability of financing for us or for our customers is limited, or if general economic conditions adversely affect our customers’ ability to pay amounts owed under our loans to them or for maintenance fees or assessments. If the HOAs and each Diamond Collection’s non-profit members association (each, a “Collection Association”) are unable to collect maintenance fees or assessments from our customers, not only would our management fee revenue be adversely affected, but the resorts we manage could fall into disrepair and fail to comply with the quality standards associated with the Diamond Resorts brand, which could decrease customer satisfaction, tarnish our reputation and impair our ability to sell our VOIs.

Our revenues are highly dependent on the travel industry and declines in or disruptions to the travel industry, such as those caused by adverse economic conditions, terrorism and man-made disasters may adversely affect us.

A substantial amount of our VOI sales activities occur at the managed resort locations in our network, and the volume of our sales correlates directly with the number of prospective customers who visit these resorts each year. The number of visitors to these resorts depends upon travel industry conditions, on an overall basis and in the specific geographic areas in which our resorts are located. Such conditions may be adversely affected by a variety of factors, such as weather conditions, general travel patterns and the potential impact of natural disasters and crises.

Actual or threatened war, terrorist activity, political unrest or civil strife and other geopolitical uncertainty could have a similar effect. In addition, any increased concern about terrorist acts directed against the U.S. and foreign citizens, transportation facilities and assets, and travelers’ fears of exposure to contagious diseases may reduce the number of tourists willing to fly or travel in the future, particularly if new significant terrorist attacks or disease outbreaks occur or are threatened.

More generally, the travel industry has been hurt by various events occurring in prior years, including the effects of weak domestic and global economies. A sustained downturn in travel patterns, including as a result of increases in travel expenses such as higher airfares or gasoline prices, could cause a reduction in the number of potential customers who visit the managed resorts in our network. If we experience a substantial decline in visitors to these resorts, our VOI sales would likely decline.

Our future success depends on our ability to market VOIs successfully and efficiently, including sales to new members, as well as sales of additional points to our existing ownership base.

We compete for customers with hotel and resort properties and with other vacation ownership resorts and other vacation options such as cruises. The identification of sales prospects and leads, and the marketing of our products to those leads, are essential to our success. We have incurred and will continue to incur significant expenses associated with marketing programs in advance of closing sales to the leads that we identify. If our lead identification and marketing efforts do not yield enough leads or we are unable to successfully convert sales leads to a sufficient number of sales, our growth, including from our efforts to expand Club revenue, and our overall financial performance may be adversely affected. Recently, we have expanded our use of hospitality-focused marketing methods, such as enhanced mini-vacation packages focused on small groups of potential customers. These marketing methods are more expensive and require a greater commitment of resources than traditional marketing activities, and there can be no assurance that we will be successful in continuing to expand these efforts.

In addition, a significant portion of our sales are additional points purchased by existing members who previously purchased points from us, and our results of operations depend in part on our ability to continue making sales to these members. Our recent rate of sales of additional points to existing owners who previously purchased points from us may not be sustainable in future periods. Furthermore, we do not receive all of the same benefits from sales of additional points to these existing members as we do from sales of points to new members, such as new Club members paying the associated fees and to whom we can offer services, activities and upgrade opportunities and an expanded ownership base to which we can potentially sell additional points.

Our business may be adversely affected if we are unable to maintain an optimal level of points or intervals in inventory for sales to customers.

Our ability to maintain an optimal level of points or intervals in inventory for sale to customers is dependent on a number of factors, including fluctuations in our sales levels and the amount of inventory recovered through consumer loan and association fee defaults.

If we experience a significant decline in our inventory of points available for sale, we may be required to expend more capital to acquire or build inventory.

We have entered into inventory recovery agreements with substantially all of the Diamond Collections and HOAs for our managed resorts in North America, together with similar arrangements with the Diamond Resorts European Collections (the “European Collection”) and a majority of our European managed resorts. Pursuant to these agreements and arrangements, we have the option to recapture VOIs either in the form of points or intervals, and bring them into our inventory for sale to customers. During each of the past six years, approximately 2% to 5% of the outstanding points or intervals were recovered by us pursuant to these agreements. We need to maintain such level of recovery to provide us with our relatively low-cost inventory of VOIs for sales to our customers. However, the volume of points or intervals recovered by us could decline in the future for a variety of reasons, including as a result of termination or non-renewal of our inventory recovery agreements. In addition, if a viable VOI resale market were to develop in the future, our members may choose to resell their interests to third parties. Further, in the event applicable state law makes it more difficult to recover points or intervals, it could extend the time required to consummate a recovery or otherwise make it more difficult to consummate such recoveries. An increased level of VOI sales would also reduce our inventory available for sale. If our inventory available for sale were to decline significantly, generally or in a particular Diamond Collection, we may need to make significant capital expenditures to replenish our inventory by purchasing points or intervals or building or acquiring new inventory at existing resorts, including through arrangements with financial sponsors. Alternatively, we would need to substantially reduce the volume of our VOI sales.

If the volume of our inventory of points held by us were to significantly increase, our carrying costs with respect to that inventory would increase.

If VOI sales levels do not keep pace with inventory recovery levels, the volume of our inventory of points or intervals may become higher than desired. Also, if the amount of customer defaults increases and we repurchase more VOI inventory than desired pursuant to our inventory recovery agreements, our carrying costs will increase due to the maintenance fees on the recovered VOI inventory that we are required to pay.

Our recent strategic acquisitions have provided us with additional VOI inventory, and potential future acquisitions may include additional inventory. Further, as part of some of our recent acquisitions, we have incurred additional obligations to repurchase defaulted inventory (either by taking back defaulted consumer loans or repurchasing the inventory that collateralizes such loans). We incur carrying costs associated with our VOI inventory, as we are obligated to pay annual maintenance fees and assessments on any VOIs held in inventory, and higher-than-desired VOI inventory levels would result in increases in these carrying costs. If our inventory available for sale were to increase significantly, we may need to sell some of this excess inventory at significantly discounted prices. In addition, the inventory recovery agreements we enter into with the HOAs and Diamond Collections are subject to annual renewal, and as a result, we may not always repurchase VOI inventory from customers in default. If we do not repurchase such inventory, the annual maintenance fees and assessments are allocated among the remaining non-defaulting owners of units in the HOA and the Diamond Collection, increasing the amounts paid by each of those owners (including us, to the extent we hold units in inventory). This increases the risk that owners of such other units may be unwilling or unable to pay such increased fees and may default as well. The increased per-unit costs could also make units in the HOA and the Diamond Collection less attractive to prospective purchasers.

A substantial portion of our business is dependent upon contracts with HOAs to manage resort properties and with the Diamond Collections. The expiration, termination or renegotiation of these management contracts could adversely affect our business and results of operations.

We are party to management contracts relating to 93 properties and the eight Diamond Collections, under which we receive fees for providing management services. We derive a substantial amount of revenue from these contracts, and our hospitality and management services business accounts for a greater percentage of our Adjusted EBITDA than of our total consolidated revenue. Each of the Diamond Resorts managed resorts, other than certain resorts in our European Collection and the Diamond Resorts Latin America Collection, is typically operated through an HOA, and each of the Diamond Collections is typically operated through a Collection Association. Each of the HOAs and Collection Associations is administered by a board of directors. The boards of directors of the HOAs and Collection Associations are responsible for authorizing these management contracts, and negotiate and enforce the terms of these agreements as fiduciaries of their respective resort properties and Diamond Collections. Furthermore, some state regulations impose limitations on the amount of fees that we may charge the HOAs and Diamond Collections for our hospitality management services and the terms of our management contracts. Our management contracts generally have three to ten year terms and are automatically renewable, but provide for early termination rights in certain circumstances. Any of these management contracts may expire at the end of its then-current term (following notice by a party of non-renewal) or be terminated, or the contract terms may be renegotiated in a manner adverse to us. In addition, our growth strategy contemplates leveraging these existing management contracts to add services provided to our members under our management contracts and increase the management fees to cover those new services. There are no guarantees that this strategy will be successful. We believe there are limits to how much we can increase management fees before the HOAs and Diamond Collections are unwilling or unable to pay such increased fees, and, if such fees are perceived as being too high by prospective customers, our VOI sales may be adversely affected.

Our growth strategy also contemplates our acquisition of, and entry into, new management contracts. We face significant competition to secure new contracts and may be unsuccessful in doing so on favorable terms, if at all.

To the extent our rental proceeds may decline or our vacation interest carrying costs may increase, we may not be able to cover certain other expenditures against which we offset rental proceeds.

Under our inventory recovery agreements, we are required to pay owners’ past due maintenance and assessment fees to the HOAs and Diamond Collections. See “Item 1. Business—Recovery of VOIs” in our Annual Report on Form 10-K for the year ended December 31, 2014. In order to offset these expenses, we rent the available units, in which case we are also obligated to pay to the HOAs and Diamond Collections cleaning fees for room stays incurred by our guests who stay with us on a per-night or per-week basis. In 2014, 2013 and 2012, our net vacation interest carrying costs, consisting of carrying costs related to the VOIs that we owned in each of these periods, less amounts generated from rental of these VOIs in these periods were $35.5 million, $41.3 million and $36.4 million, respectively. Additionally, participating members can rent private luxury properties, book high-profile sporting events and take customized international guided excursions by depositing a designated number of points with us. In turn, we pay a usage fee to third parties on behalf of our members. See “Item 1. Business—Our Resort Network—Diamond Luxury Selection” in our Annual Report on Form 10-K for the year ended December 31, 2014. Similarly, under arrangements that we have with certain of our affiliated resorts, holders of our points or intervals who desire to stay at any such affiliated resort deposit points with us and, in exchange, we pay our affiliated resort the funds required to allow such holder access to the desired unit. In order to offset these payments to the third parties or the affiliated resorts, as applicable, we rent available units at our managed resorts. Our ability to rent units is subject to a variety of risks common to the hospitality industry, including competition from large and well-established hotels, changes in the number and occupancy and room rates for hotel rooms, seasonality and changes in the desirability of geographic regions of the resorts in our network. In addition, we experience strong competition in the rental market and are at a disadvantage when competing against larger and better-established hotel and resort chains that focus on the rental market, have more experience in and greater resources devoted to such market, and can offer rental customers additional benefits such as loyalty points related to rentals and a significantly larger pool of potentially available rental options.

We have incurred net losses in the past and may not experience positive net income in the future.

We have incurred net losses in the past and we may incur net losses in the future. As of December 31, 2014, our accumulated deficit was $180.5 million. Excluding a non-recurring gain on bargain purchase from business combination of $2.9 million and $20.6 million for the years ended December 31, 2013 and 2012, our net losses for such periods were $5.4 million and $7.0 million, respectively. Any failure by us to obtain or sustain profitability, or to continue our revenue growth, could cause the price of our common stock to decline significantly.

We utilize external exchange program affiliations as important sources of sales prospects and leads, and any failure to maintain such affiliations could reduce these prospects.

We have an affiliation agreement for an external exchange program with Interval International, Inc. (“Interval International”) which was renegotiated in April 2014 and complements our own vacation ownership exchange programs. As a result of this affiliation, members of THE Club may use their points to reserve the use of a vacation accommodation at more than 2,900 resorts worldwide that participate in Interval International. In addition, interval owners at our managed resorts may join either Interval International or Resorts Condominiums International, LLC (“RCI”), as their HOA constitutions dictate. Such interval owners may then deposit their deeded intervals in exchange for an alternative vacation destination. When our points and intervals are exchanged through Interval International or RCI, this inventory is made available to owners from other resorts, who are potential customers for our VOI sales. If we do not maintain our external exchange program affiliations, the number of individuals exchanging interests through these programs to stay at our managed resorts may decline substantially.

We are dependent on the managers of our affiliated resorts to ensure that those properties meet our customers’ expectations.

The members of the Clubs have access to all or a portion of the 236 affiliated resorts and hotels and four cruise itineraries in our network. We do not manage, own or operate these resorts, hotels or cruises, and we have limited or no ability to control their management and operations. If the managers of a significant number of those properties were to fail to maintain them in a manner consistent with our standards of quality, we may be subject to customer complaints and our reputation and brand could be damaged. In addition, our affiliation agreements with these resorts may expire, be terminated or not be renewed, or may be renegotiated in a manner adverse to us, and we may be unable to enter into new agreements that provide members of the Clubs with equivalent access to additional resorts.

The resale market for VOIs could adversely affect our business.

There is not currently an active, organized or liquid resale market for VOIs, and resales of VOIs generally are made at sales prices substantially below their original customer purchase prices. These factors may make the initial purchase of a VOI less attractive to potential buyers who are concerned about their ability to resell their VOI. Also, buyers who seek to resell their VOIs compete with our own VOI sales efforts. If the secondary market for VOIs were to become more organized and liquid, the resulting availability of resale VOIs (particularly where the VOIs are available for sale at lower prices than ours) could adversely affect our sales and our sales prices. Furthermore, the volume of VOI inventory that we recapture each year may decline if a viable secondary market develops.

We are subject to certain risks associated with our management of resort properties.

Through our management of resorts and ownership of VOIs, we are subject to certain risks related to the physical condition and operation of the managed resort properties in our network, including:

•	the presence of construction or repair defects or other structural or building damage at any of these resorts, including resorts we may develop in the future;

•	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements relating to these resorts;

•	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms, which may increase in frequency or severity due to climate change or other factors; and

•	claims by employees, members and their guests for injuries sustained on these resort properties.

Some of these risks may be more significant in connection with the properties for which we recently acquired management agreements, particularly those management agreements which were acquired from operators in financial distress. For additional risks related to our acquired businesses, see “Our strategic transactions may not be successful and may divert our management’s attention and consume significant resources.” If an uninsured loss or a loss in excess of insured limits occurs as a result of any of the foregoing, we or the HOAs or Diamond Collections may be subject to significant costs. See “The properties included in our resort network may experience damages that are not covered by insurance.”

Additionally, a number of U.S. federal, state and local laws, including the Fair Housing Amendments Act of 1988 and the Americans with Disabilities Act, impose requirements related to access to and use by disabled persons of a variety of public accommodations and facilities. A determination that our managed resorts are subject to, and that they are not in compliance with, these accessibility laws could result in a judicial order requiring compliance, imposition of fines or an award of damages to private litigants. If an HOA at one of our managed resorts was required to make significant improvements as a result of non-compliance with these accessibility laws, assessments might be needed to fund such improvements, which additional costs may cause our VOI owners to default on their consumer loans from us or cease making required HOA maintenance fee or assessment payments. Also, to the extent that we hold interests in a particular resort (directly or indirectly through our interests in a Diamond Collection), we would be responsible for our pro rata share of the costs of such improvements. In addition, any new legislation may impose further burdens or restrictions on property owners with respect to access by disabled persons.

The resort properties that we manage are subject to federal, state and local laws and regulations relating to the protection of the environment, natural resources and worker health and safety, including laws and regulations governing and creating liability relating to the management, storage and disposal of hazardous substances and other regulated materials and the cleanup of contaminated sites. The resorts are also subject to various environmental laws and regulations that govern certain aspects of their ongoing operations. These laws and regulations control such things as the nature and volume of wastewater discharges, quality of water supply and waste management practices. To the extent that we hold interests in a particular resort (directly or indirectly through our interests in a Diamond Collection), we would be responsible for our pro rata share of losses sustained by such resort as a result of a violation of any such laws and regulations.

The properties included in our resort network may experience damages that are not covered by insurance.

Our managed resorts are covered by all-risk property insurance policies with fire, flood, windstorm and earthquake coverage, as well as additional coverage for business interruption arising from insured perils. However, market forces beyond our control may limit the scope of the insurance coverage that we obtain or our ability to obtain coverage at reasonable rates. Specifically, certain types of losses, such as losses arising from acts of war or terrorism, are generally not insured because they are either uninsurable or not economically feasible to insure. Accordingly, our insurance may not be adequate to cover all losses in every circumstance. In the event of an uninsured loss, including a loss in excess of insured limits, at any of the resorts in our network, such resorts may not be adequately repaired in a timely manner or at all and we may lose some or all of the future revenues anticipated to be derived from such resorts.

Furthermore, if an HOA or Diamond Collection is subject to any such loss, we will also be responsible for a portion of such loss to the extent of our ownership of VOIs in the resort or Diamond Collection, and any substantial assessments charged by the HOAs or Diamond Collections as a result of any of these items could cause customer dissatisfaction and harm our business and reputation. For example, in October 2011, the HOA of one of our managed resorts levied an assessment to the owner-families of that resort for water intrusion damage. The original amount of the assessment was $65.8 million, but, in connection with the settlement of a class action, the assessment was reduced to $60.9 million. For deeded inventory or Diamond Collection points held by us at the time of the assessment, we owed $9.7 million of the original assessment; however, as a result of the settlement, this was subsequently reduced by $1.2 million. This assessment is payable in annual installments over five years. In addition, pursuant to the related class action settlement, we agreed to pay any amount of assessments defaulted on by owners in return for our recovery of the related VOIs. See “Item 3. Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2014.

We generally renew our insurance policies on an annual basis. If the cost of coverage becomes too high, we may need to reduce our policy limits, increase the deductibles or agree to certain exclusions from our coverage in order to reduce the premiums to an acceptable amount. Natural disasters and other catastrophic events could materially and adversely affect our ability to obtain adequate future insurance coverage at commercially reasonable rates.

Our international operations are subject to risks not generally applicable to our North American operations, including risks related to difficult economic conditions in certain parts of Europe.

We manage resorts in 12 countries and have sales and marketing operations in 13 countries. Our operations in foreign countries are subject to a number of particular risks, including:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the U.S.;

•	hostility from local populations;

•	restrictions and taxes on the withdrawal of foreign investment and earnings;

•	the imposition of government policies and regulations against business and real estate ownership by foreigners;

•	foreign investment restrictions or requirements;

•	limitations on our ability to legally enforce our contractual rights in foreign countries;

•	regulations restricting the sale of VOIs, as described in “Item 1. Business—Governmental Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014;

•	foreign exchange restrictions and the impact of exchange rates on our business;

•	conflicts between local laws and U.S. laws;

•	withholding and other taxes on remittances and other payments by our subsidiaries; and

•	change in and application of foreign taxation structures, including value added taxes.

In addition, Europe and certain European Union countries in particular, continue to experience high levels of unemployment and other difficult economic conditions. These conditions have had and may continue to have, a negative effect on the global economy as a whole and on our managed resorts and sales and marketing operations located in Europe. In addition, we now provide special termination rights to purchasers of points in our European Collection who meet specified conditions.

We are also subject to the laws and regulations of the European Union and countries in which we operate resorts. See “Item 1. Business—Governmental Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014. Our international business operations are also subject to various anti-corruption laws and regulations, including restrictions imposed by the Foreign Corrupt Practices Act (“FCPA”). The FCPA and similar anti-corruption laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to government officials for the purpose of obtaining or generating business. We cannot provide assurance that our internal controls and procedures will always protect us from the reckless or criminal acts that may be committed by our employees or third parties with whom we work. If we are found to be liable for violations of the FCPA or similar anti-corruption laws in international jurisdictions, criminal or civil penalties could be imposed on us.

We are exploring growth opportunities in new international markets in which we have limited experience, including developing markets in Asia and Latin America, which are challenging.

We are exploring growth opportunities in geographic markets such as Asia (including China) and Latin America. We currently have affiliation agreements in place with a number of resorts in Asia and a few resorts in Latin America, and may explore additional co-branding opportunities with existing resorts, joint ventures or other strategic alliances with local or regional operators in those markets. For example, we have entered into a joint venture to create, market, sell and service vacation packages and associated benefits (including vacation ownership) to customers in Asia.

We may also expand our footprint in these and other international markets by pursuing acquisitions, similar to those we have completed recently, where we would acquire resort businesses consisting of management contracts, unsold VOI inventory and an existing membership base. If we expand into new international markets, we will have only limited experience in marketing and selling our products and services in those markets. Expansion into new and developing international markets is challenging, requires significant management attention and financial resources and may require us to attract, retain and manage local offices or personnel in such markets. It also requires us to tailor our services and marketing to local markets and adapt to local cultures, languages, regulations and standards. To the extent we are unable to adapt, or to the extent that we are unable to find suitable acquisition targets or potential affiliates in such markets or to the extent that any such acquisition or existing or future relationships with affiliates in such markets are not as beneficial to us as we expect, our expansion may not be successful. In some of these markets, including China, the concept of vacation ownership is relatively novel. As a result, in these markets there is limited infrastructure and government support for the vacation ownership industry and the industry may lack sufficient mechanisms for consumer protection. There is also currently not a large supply of vacation ownership products and resorts in those markets, which may limit opportunities and increase competition for those limited opportunities.

In addition, many countries in Asia and Latin America are emerging markets and are subject to greater political, economic, legal and social risks than more developed markets, including risks relating to:

•	political and governmental instability, including domestic political conflicts and inability to maintain consensus;

•	economic instability, including weak banking systems, inflation and currency risk, lack of capital, and changing or inconsistent economic policy;

•	weaknesses in legal systems, including inconsistent or uncertain national and local regimes, unavailability of judicial or administrative guidance and inexperience;

•	tax uncertainty, including tax law changes, limited tax guidance and difficulty determining tax liability or planning tax-efficient structures;

•	the lack of reliable official government statistics or reports; and

•	organized crime, money laundering and other crime.

There are also risks related to entering into joint ventures or strategic alliances with local or regional operators, including the joint venture with respect to operations in Asia noted above, such as the possibility that these operators might become bankrupt or fail to otherwise meet their obligations to us. We may not have, and specifically as a minority investor in the venture with respect to operations in Asia, we do not have, control over the joint venture’s business or the decisions of the venture, and the other parties to the joint venture may have economic or other business interests or goals that are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives. Disputes between us and our partners may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. In addition, we may, in some circumstances, be liable for the actions of our partners. Furthermore, if we do enter into joint ventures or other affiliations with local or regional operators and a significant number of such operators fail to maintain their properties or provide services in a manner consistent with our standards of quality, we may be subject to customer complaints and our reputation and brand could be damaged. To the extent we expand into new international markets, our exposure to the risks described above in “Our international operations are subject to risks not generally applicable to our domestic operations” will also increase.

Our industry is highly competitive and we may not be able to compete effectively.

The vacation ownership industry is highly competitive. We compete against not only vacation ownership companies, but also vacation ownership divisions of other hospitality companies, including various high profile and well-established operators, some of which have substantially greater liquidity and financial resources than we do. Some of these operators also have substantially greater experience and familiarity with emerging international markets, such as Latin America and Asia, in which we intend to explore or may continue to explore, opportunities. Many of the world’s most recognized lodging, hospitality and entertainment companies develop and sell VOIs in resort properties. Our competitors include Bluegreen Corporation, Hilton Hotels Corporation, Marriott Vacations Worldwide Corporation, Starwood Hotels and Resorts Worldwide, Inc. and Wyndham

Worldwide Corporation. We also compete with numerous other smaller owners and operators of vacation ownership resorts, as well as alternative lodging companies, such as HomeAway and Airbnb, which operate websites that market available furnished, privately-owned residential properties in locations throughout the world, including homes and condominiums, that can be rented on a nightly, weekly or monthly basis. Additionally, due to the recent economic climate, many competitors have had difficulty maintaining their highly-leveraged, development-focused business models and have begun to increase their focus on sales of VOIs and provision of management services. Furthermore, a number of our competitors, including companies with well-known brand names in the hospitality industry, have adopted strategies and product offerings comparable to ours, such as offering points-based VOI systems, thereby reducing our competitive advantage. Our competitors could also seek to compete against us based on the pricing terms of our current hospitality management contracts or in our efforts to expand our fee based income streams by pursuing new management contracts for resorts that are not currently part of our network. We may not be able to compete successfully for customers, and increased competition could result in price reductions and reduced margins, as well as adversely affect our efforts to maintain and increase our market share.

Our existing indebtedness or indebtedness that we may incur in the future could adversely affect us, and the terms of our debt covenants could limit how we conduct our business and our ability to raise additional funds.

As of December 31, 2014, we had $442.8 million in principal amount outstanding under the Senior Credit Facility, $509.4 million of non-recourse indebtedness in securitization notes and borrowings of our subsidiaries and $4.6 million of other recourse indebtedness, for total principal indebtedness of $956.8 million (excluding original issue discounts). See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information. Our ability to maintain a level of cash flow from operating activities to make scheduled payments, including excess cash flow payments as required under the Senior Credit Facility, or to refinance our debt obligations depends on our future financial and operating performance, which is subject to prevailing economic and competitive conditions and to various financial, business, regulatory and other factors, some of which are beyond our control. If we are unable to fund our debt service obligations, we may be forced to reduce or delay capital expenditures or sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Further, our indebtedness may impair our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, restructuring, acquisitions or general corporate purposes, or such financing may not be available on terms favorable to us. We may also incur substantial additional indebtedness in the future. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face, as described above, could intensify.

In addition, the Senior Credit Facility and the agreements governing other debt obligations contain, and the agreements that govern our future indebtedness may contain, covenants that restrict our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	create liens on our assets;

•	pay dividends or make other equity distributions;

•	purchase or redeem equity interests or subordinated debt;

•	make certain investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	engage in transactions with affiliates.

As a result of these covenants, we could be limited in the manner in which we conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs.

Our business plan historically has depended on our ability to sell, securitize or borrow against the consumer loans that we generate, and our liquidity, financial condition and results of operations would be adversely impacted if we are unable to do so in the future.

We generally offer financing of up to 90% of the purchase price to qualified customers who purchase VOIs through our U.S., Mexican and St. Maarten sales centers, and a significant portion of customers choose to take advantage of this opportunity. For example, from January 1, 2012 through December 31, 2014, we financed approximately 75.7% of the total amount of our VOI sales. Our ability to borrow against or sell our consumer loans has been an important element of our continued liquidity, and our inability to do so in the future could have a material adverse effect on our liquidity and cash flow. Furthermore, our ability to generate sales of VOIs to customers who require or desire financing may be impaired to the extent we are unable to borrow against such loans on acceptable terms.

In the past, we have sold or securitized a substantial portion of the consumer loans we originated from our customers. If we are unable to continue to participate in securitization transactions or generate liquidity and create capacity on our funding facilities, on acceptable terms, our liquidity and cash flows will be materially and adversely affected. Moreover, if we cannot offer financing to our customers who purchase VOIs through our U.S., Mexican and St. Maarten sales centers, our sales will be adversely affected.

Additionally, we have historically relied on our funding facilities to provide working capital for our operations. The funding facilities are asset-backed commercial finance facilities either secured by, or funded through the sale of, our consumer loans. The initial maturities of our consumer loans are typically 10 years, as compared to the one-to-two-year term of a typical conduit facility, which provides us with greater liquidity. Our conduit facility originally entered into on November 3, 2008 (as amended and extended, including most recently in February 2015, the “Conduit Facility”) that expires on April 10, 2017 and is renewable upon maturity for 364-day terms at the election of the lenders. Our loan sale facility with Quorum Federal Credit Union (“Quorum”) that became effective on April 30, 2010 (as amended and restated, the “Quorum Facility”) has a funding term ending on December 31, 2015, which may be extended by Quorum for additional one-year periods. If we are unable to extend or refinance our funding facilities by securitizing our consumer loan receivables or entering into new funding facilities, our ability to access sufficient working capital to fund our operations may be materially adversely affected and we may be required to curtail our sales, marketing and consumer finance operations. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” in our Annual Report on Form 10-K for the year ended December 31, 2014 for additional information.

To the extent that our Conduit Facility, Quorum Facility, Senior Credit Facility and operating cash flow are not sufficient to meet our working capital requirements, our ability to sustain our existing operations will be impaired.

We may be unable to raise additional capital we need to grow our business.

We may need to raise additional capital to expand our operations and pursue our growth strategies, including potential acquisitions of complementary businesses, and to respond to competitive pressures or unanticipated working capital requirements. Prior to the IPO, we relied upon affiliates of certain of our major equity holders to provide debt financing for strategic acquisitions. However, these entities may not provide such financing in the future, and we may not otherwise be able to obtain additional debt or equity financing on favorable terms, if at all, which could impair our growth and adversely affect our existing operations. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per share value of our common stock could decline.

Our credit underwriting standards may prove to be inadequate, and we could incur substantial losses if the customers we finance default on their obligations. In addition, we rely on certain third-party lenders to provide financing to purchasers of our VOIs in Europe, and the loss of these customer financing sources could harm our business.

We generally offer financing of up to 90% of the purchase price to qualified purchasers of VOIs sold through our U.S., Mexican and St. Maarten sales centers. There is no assurance that the credit underwriting system we utilize as part of our domestic consumer finance activities will result in acceptable default rates or otherwise ensure the continued performance of our consumer loan portfolio. The default rate on our consumer loan portfolio was 6.3% (as a percentage of our outstanding originated portfolios) for 2014, and ranged from 5.7% to 8.6% on an annual basis from 2009 through 2014. As of December 31, 2014, approximately 5.3% (based on loan balance) of our VOI consumer loans that we held, or which third parties held under sales transactions, and that were not in default (which we define as having occurred upon the earlier of (i) the completion of cancellation or foreclosure proceedings or (ii) the customer’s account becoming over 180 days delinquent) were more than 30 days past due. Although in many cases we may have personal recourse against a buyer for the unpaid purchase price, certain states have laws that limit our ability to recover personal judgments against customers who have defaulted on their loans. Even where permitted, attempting to recover a personal judgment may not be advisable due to the associated legal costs and the potential adverse publicity. Historically, we have generally not pursued personal recourse against our customers, even when available. If we are unable to collect the defaulted amount due, we traditionally have foreclosed on the customer’s VOI or terminated the underlying contract and remarketed the recovered VOI. Irrespective of our remedy in the event of a default, we cannot recover the often significant marketing, selling and administrative costs associated with the original sale, and we will have to incur a portion of such costs again to resell the VOI. See “The resale market for VOIs could adversely affect our business” for additional risks related to the resale of VOIs.

Currently, portions of our consumer loan portfolio are concentrated in certain geographic regions within the U.S. As of December 31, 2014 our loans to California, Arizona and Florida residents constituted 32.4%, 8.6% and 5.7% of our consumer loan portfolio, respectively. No other state or foreign country concentration accounted for in excess of 5.0% of our consumer loan portfolio. Some of these states have been particularly negatively impacted during the economic downturn in recent years, for example, the real estate market in Florida continues to experience one of the highest rates of foreclosure filings in the U.S., and unemployment rates in California remain high as compared to the U.S. generally. Any deterioration of the economic condition and financial well-being of the regions in which we have significant loan concentration could adversely affect our consumer loan portfolio.

We could incur material losses if there is a significant increase in the delinquency rate applicable to our portfolio of consumer loans. An increased level of delinquencies could result from changes in economic or market conditions, increases in interest rates, adverse employment conditions and other factors beyond our control. Increased delinquencies could also result from our inability to evaluate accurately the credit worthiness of the customers to whom we extend financing or our inability to maintain the hospitality level that our customers have come to expect. If default rates for our borrowers were to increase, we may be required to increase our provision for loan losses. In addition, increased delinquency rates may cause buyers of, or lenders whose loans are secured by, our consumer loans to reduce the amount of availability under our funding facilities, or to increase the interest costs associated with such facilities. In such an event, our cost of financing would increase, and we may not be able to secure financing on terms acceptable to us, if at all.

Under the terms of our securitization facilities, we may be required, under certain circumstances, to repurchase or replace loans if we breach any of the representations and warranties we made at the time we sold the receivables. Moreover, under the terms of our securitization facilities, in the event of defaults by customers in excess of stated thresholds, we may be required to pay substantially all of our cash flow from our retained interest in the underlying receivable portfolios sold to the parties who purchased the receivables from us.

Finally, we rely on certain third-party lenders to provide consumer financing for sales of our VOIs in Europe. If these lenders discontinue providing such financing, or materially change the terms of such financing, we would be required to find an alternative means of financing for our customers in Europe. If we failed to find another lender, our VOI sales in Europe may decline.

Changes in interest rates may increase our borrowing costs and otherwise adversely affect our business.

We rely on the securitization markets to provide liquidity for our consumer finance operations. Increases in interest rates, changes in the financial markets and other factors could increase the costs of our securitization financings, prevent us from accessing the securitization markets and otherwise reduce our ability to obtain the funds required for our consumer financing operations. To the extent interest rates increase and to the extent legally permitted, we may be required to increase the rates we charge our customers to finance their purchases of VOIs. Our business and results of operations are dependent on the ability of our customers to finance their purchase of VOIs, and in the U.S. we believe we are currently the only generally available lending source to directly finance the sales of our VOIs. Limitations on our ability to provide financing to our customers at acceptable rates or increases in the cost of such financing could reduce our sales of VOIs.

Changes in the U.S. tax and other laws and regulations may adversely affect our business.

The U.S. government may revise tax laws, regulations or official interpretations in ways that could have a significant adverse effect on our business, including modifications that could reduce the profits that we can effectively realize from our international operations, or that could require costly changes to those operations, or the way in which they are structured. For example, the effective tax rates for most U.S. companies reflect the fact that income earned and reinvested outside the U.S. is generally taxed at local rates, which are often much lower than U.S. tax rates. If changes in tax laws, regulations or interpretations significantly increase the tax rates on non-U.S income, our effective tax rate could increase and our profits could be reduced. If such increases resulted from our status as a U.S. company, those changes could place us at a disadvantage to our non-U.S. competitors if those competitors remain subject to lower local tax rates.

Fluctuations in foreign currency exchange rates may affect our reported results of operations.

In addition to our operations in the U.S., we conduct operations in international markets from which we receive, at least in part, revenues in foreign currencies. For example, we receive Euros and British Pound Sterling in connection with our European managed resorts and European VOI sales and Mexican Pesos in connection with our operations in Mexico. Because our financial results are reported in U.S. dollars, fluctuations in the value of the Euro and British Pound Sterling against the U.S. dollar have had and will continue to have an effect, which may be significant, on our reported financial results. Exchange rates have been volatile in recent years, due in part to the recent European debt crisis and European central banks taking actions to support their financial system and such volatility may persist due to economic and political circumstances in individual Euro zone countries. A decline in the value of any of the foreign currencies in which we receive revenues, including the Euro, British Pound Sterling or Mexican Peso, against the U.S. dollar will tend to reduce our reported revenues and expenses, while an increase in the value of any such foreign currencies against the U.S. dollar will tend to increase our reported revenues and expenses. Variations in exchange rates can significantly affect the comparability of our financial results between financial periods.

We are also exploring international expansion opportunities in markets such as Asia and Latin America, including pursuing acquisitions in those geographic areas, or seeking out co-branding opportunities, joint ventures or other strategic alliances with local or regional operators in those markets. Any such international expansion would result in increased foreign exchange risk, as described above, as the revenue received from such expansion would primarily be in non-U.S. currency.

We are subject to extensive regulation relating to the marketing and sale of vacation interests and the servicing and collection of customer loans.

As discussed above, our marketing and sale of VOIs and our other operations are subject to extensive regulation by the federal government and state timeshare laws and, in some cases, by the foreign jurisdictions where our VOIs are located, marketed and sold. For a list of certain U.S. federal legislation that is or may be applicable to the sale, marketing and financing of our VOIs, see “Item 1. Business—Governmental Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014. In addition, the majority of states and jurisdictions where the resorts in our network are located extensively regulate numerous aspects of our industry, and many other states and certain foreign jurisdictions have adopted similar legislation and regulations affecting the marketing and sale of VOIs to persons located in those jurisdictions. Furthermore, most states have other laws not specific to our industry that apply to our activities, and all of the countries in which we operate have consumer protection and other laws that regulate our activities in those countries.

As discussed above, a number of U.S. federal, state and local laws, including the Fair Housing Amendments Act of 1988 and the Americans with Disabilities Act, impose requirements and create certain risks related to access to and use by disabled persons of a variety of public accommodations and facilities. See “We are subject to certain risks associated with our management of resort properties.”

A determination that specific provisions or operations of the Diamond Collections do not comply with relevant timeshare acts or applicable law may have a material adverse effect on us, the trustees of the Diamond Collections, the Collection Associations or the related consumer loans. Such noncompliance could also adversely affect the operation of the Diamond Collections or the sale of points within the existing format of the Diamond Collections, which would likely increase costs of operations or the risk of losses resulting from defaulted consumer loans.

Moreover, from time to time potential buyers of VOIs assert claims with applicable regulatory agencies against our vacation interest salespersons for unlawful sales practices. These claims could have adverse implications for us that could result in negative public relations, potential litigation and regulatory sanctions.

We currently sell VOIs in the U.S. solely through our employees, and in Europe, we currently sell VOIs through employees and third-party sales agents. In the event the federal, state or local taxing authorities in the U.S. or in foreign jurisdictions were to successfully classify such independent contractors or sales agents as our employees, rather than as independent contractors, we could be liable for back payroll taxes, termination indemnities and potential claims related to employee benefits, as required by local law. See “Item 1. Business—Governmental Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014.

We are also subject to the laws and regulations of Mexico with respect to our operations of resorts located in Mexico. As discussed above, for purposes of ownership of land in Mexico foreign parties may acquire property located near Mexico’s beaches and borders if they (i) agree not to invoke the protection of their governments in matters relating thereto and (ii) take title through a Mexican trust or subsidiary. Noncompliance with such agreement by a foreign party, however, would result in forfeiture of the property to the country of Mexico. See “Item 1. Business—Governmental Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Depending on the provisions of applicable law and the specific facts and circumstances involved, violations of these laws, policies or principles may limit our ability to collect all or part of the principal or interest due on our consumer loans, may entitle certain customers to refund of amounts previously paid and could subject us to penalties, damages and administrative sanctions, and may also impair our ability to commence cancellation and forfeiture proceedings on our VOIs.

We are a party to certain litigation matters and are subject to additional litigation risk.

From time to time, we or our subsidiaries are subject to certain legal proceedings and claims in the ordinary course of business, including claims or proceedings relating to our VOI sales, consumer finance business and hospitality and management services operations. See “Item 3. Legal Proceedings” in our Annual Report on Form 10-K for the year ended December 31, 2014. Any adverse outcome in any litigation involving us or any of our affiliates could negatively impact our business, reputation and financial condition.

Failure to maintain the security of personally identifiable information could adversely affect us.

In connection with our business, we collect and retain significant volumes of personally identifiable information, including credit card and social security numbers of our customers and other personally identifiable information of our customers and employees. The continued occurrence of high-profile data breaches provides evidence of the serious threats to information security. Our customers and employees expect that we will adequately protect their personal information, and the regulatory environment surrounding information security and privacy is increasingly demanding, both in the U.S. and other jurisdictions in which we operate. Protecting against security breaches, including cyber-security attacks, is an increasing challenge, and penetrated or compromised data systems or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss, fraudulent or unlawful use of customer, employee or company data. It is possible that our security controls over personally identifiable information, our training of employees on data security and other practices we follow may not prevent the improper disclosure of personally identifiable information that we store and manage. A significant theft, loss or fraudulent use of customer or employee information could adversely impact our reputation and could result in significant costs, fines and litigation.

Our reputation and financial condition may be harmed by system failures and computer viruses.

We maintain a proprietary hospitality management reservation and sales system. The performance and reliability of this system and our technology is critical to our reputation and ability to attract, retain and service our customers. Any system error or failure may significantly delay response times or even cause our system to fail, resulting in the unavailability of our services. Any disruption in our ability to provide the use of our reservation system to the purchasers of our VOIs, including as a result of software or hardware issues related to the reservation system, could result in customer dissatisfaction and harm our reputation and business. In addition, a significant portion of our reservations are made through the online reservation system that we operate on behalf of the Diamond Collections and the Clubs as opposed to over the phone, and our costs are significantly lower in connection with bookings through the online reservation system. As a result, if our online reservation system is unavailable for any reason, our costs will increase and the resale value and the marketability of our VOIs may decline, and our members may choose to withhold payments or default on their VOI loans. Our system and operations are vulnerable to interruption or malfunction due to certain events beyond our control, including natural disasters, such as earthquakes, fire and flood, power loss, telecommunication failures, data and other security breaches, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. Any interruption, delay or system failure could result in financial losses, customer claims and litigation and damage to our reputation.

Our intellectual property rights are valuable, and our failure to protect those rights could adversely affect our business.

Our intellectual property rights, including existing and future trademarks, trade secrets and copyrights, are and will continue to be valuable and important assets of our business. We believe that our proprietary technology, as well as our other technologies and business practices, are competitive advantages and that any duplication by competitors would harm our business. The measures we have taken to protect our intellectual property may not be sufficient or effective. Additionally, intellectual property laws and contractual restrictions may not prevent misappropriation of our intellectual property or deter others from developing similar technologies. Finally, even if we are able to successfully protect our intellectual property, others may develop technologies that are similar or superior to our technology.

We are required to make a number of significant judgments in applying our accounting policies, and our use of different estimates and assumptions in the application of these policies could result in material changes to our reported financial condition and results of operations. In addition, changes in accounting standards or their interpretation could significantly impact our reported results of operations.

Our accounting policies are critical to the manner in which we present our results of operations and financial condition. Many of these policies, including with respect to the recognition of revenue and determination of vacation interest cost of sales under Accounting Standards Codification (“ASC”) 978, “Real Estate-Time-Sharing Activities” (“ASC 978”) and Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) that was issued in May 2014, are highly complex and involve many subjective assumptions, estimates and judgments. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates” and “Item7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—New Accounting Pronouncements,” in each case, in our Annual Report on Form 10-K for the year ended December 31, 2014 for further detail. We are required to review these estimates regularly and revise them when necessary. Our actual results of operations vary from period to period based on revisions to these estimates. In addition, the regulatory bodies that establish accounting and reporting standards, including the SEC, the Financial Accounting Standards Board and the American Institute of CPAs, periodically revise or issue new financial accounting and reporting standards that govern the preparation of our consolidated financial statements. Changes to these standards or their interpretation could significantly impact our reported results in future periods.

Our directors and executive officers may have interests that could conflict with those of our stockholders.

There are relationships and transactions between our company and entities associated with our executive officers and directors. These relationships and transactions, and the financial interests of our executive officers and directors in the entities party to these relationships and transactions, may create, or may create the appearance of, conflicts of interest, when these executive officers and directors are faced with decisions involving those other entities. See “Note 6—Transactions with Related Parties” of our consolidated financial statements included elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014 for further detail on these relationships and transactions.

Our strategic transactions may not be successful and may divert our management’s attention and consume significant resources.

We intend to continue our strategy of selectively pursuing complementary strategic transactions. We may also purchase management contracts, including from resort operators facing financial distress, and purchase VOI inventory at resorts that we do not manage, with the goal of acquiring sufficient VOI ownership at such a resort to become the manager of that resort. The successful execution of this strategy will depend on our ability to identify opportunities for potential acquisitions that fit within our capital-light business model, enter into the agreements necessary to take advantage of these potential opportunities and obtain any necessary financing. We may not be able to do so successfully. In addition, our management may be required to devote substantial time and resources to pursue these opportunities, which may impact their ability to manage our operations effectively.

Acquisitions involve numerous additional risks, including: (i) difficulty in integrating the operations and personnel of an acquired business; (ii) potential disruption of our ongoing business and the distraction of management from our day-to-day operations; (iii) difficulty entering markets in which we have limited or no prior experience and in which competitors have a stronger market position; (iv) difficulty maintaining the quality of services that we have historically provided across new acquisitions; (v) potential legal and financial responsibility for liabilities of acquired businesses; (vi) overpayment for the acquired company or assets;

(vii) increased expenses associated with completing an acquisition and amortizing any acquired intangible assets and (viii) challenges in implementing uniform standards, controls, procedures and policies throughout an acquired business.

Most of our acquisitions have focused on acquiring management contracts and related businesses of operators in financial distress or in bankruptcy at the time of such acquisition. If we continue to pursue similar acquisitions, we will be subject to additional risks, including risks and uncertainties associated with bankruptcy proceedings, the risk that such properties will be in disrepair and require significant investment in order to bring them up to our quality standards, potential exposure to adverse developments in the receivable portfolios that we acquire or agree to manage and limitations on our ability to finance such transactions. Furthermore, the number and quality of opportunities to acquire management contracts and related businesses of operators in financial distress or in bankruptcy may be more limited than they had been in the past. We cannot assure you that our growth strategy will be successful, and our failure to manage and successfully integrate acquired businesses could harm our business.

We also intend to expand our business-to-business services provided to resorts in our affiliated resort networks. We cannot assure you that our attempts to expand business-to-business services will be successful, and our failure to expand such services could harm our business and our relationships with those affiliated resorts.

Risks Related to the Ownership of our Common Stock and this Offering

The concentration of our capital stock ownership with members of management and our Board of Directors and related entities, together with the Director Designation Agreement and the Stockholders Agreement, will limit stockholders’ ability to influence corporate matters, including the ability to influence the outcome of director elections and other matters requiring stockholder approval.

Of the outstanding shares of common stock, members of management and our Board of Directors and related entities, together hold approximately 31.2% of our outstanding common stock and will hold approximately 25.0% of our common stock following the closing of this offering (including completion of the Repurchase), assuming that the underwriter does not exercise the over-allotment option. In particular, entities controlled by Stephen J. Cloobeck, our founder and Chairman, will hold approximately 16.6% of our outstanding common stock, entities controlled by Lowell D. Kraff, our Vice Chairman, will hold approximately 2.2% of our outstanding common stock, and entities controlled by David F. Palmer, our President, Chief Executive Officer and a member of our Board of Directors, will hold approximately 5.3% of our outstanding common stock, in each case, assuming that the underwriter does not exercise the over-allotment option. In addition, in connection with the reorganization transactions effected in connection with our IPO, certain members of management and our Board of Directors and other stockholders, which collectively hold approximately 46.0% of our outstanding common stock (or approximately 37.8%, after giving effect to this offering, including completion of the Repurchase), are parties to a Stockholders’ Agreement (the “Stockholders Agreement”) with us, pursuant to which such parties have agreed, subject to the terms of the Stockholders Agreement, in any election of members of our Board of Directors, to vote their shares of our common stock in favor of our Chief Executive Officer, and individuals designated by DRP Holdco, LLC, one of our significant investors (the “Guggenheim Investor”) and a selling stockholder in this offering, as well as individuals designated by an entity controlled by our founder and Chairman, pursuant to a director designation agreement (the “Director Designation Agreement”) among us and certain stockholders party to the Stockholders Agreement.

As a result of their collective ownership of a substantial amount of our outstanding capital stock, members of management and our Board of Directors, including Messrs. Cloobeck, Kraff and Palmer, and related entities have, and, immediately following this offering will continue to have, significant influence over matters requiring stockholder approval, including amendment of our certificate of incorporation, approval of significant corporate transactions and the election of our Board of Directors. This influence could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult without the support of such individuals and entities.

We incur significant costs and demands upon management and accounting and finance resources as a result of complying with the laws and regulations affecting public companies; if we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and our reputation.

As a SEC reporting company, we are required to, among other things, maintain a system of effective internal control over financial reporting, which requires annual management and, now that we no longer qualify as an “emerging growth company,” as defined in the JOBS Act, independent registered public accounting firm assessments of the effectiveness of our internal controls. Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Over the past few years, we have dedicated a significant amount of time and resources to implement our internal financial and accounting controls and procedures, and have had to retain additional finance and accounting personnel with the skill sets that we need as a SEC reporting company. Substantial work may continue to be required to further implement, document, assess, test and remediate our system of internal controls. We may also need to retain additional finance and accounting personnel in the future.

If our internal controls over financial reporting are not effective, if we are not able to issue our financial statements in a timely manner or if we are not able to obtain the required audit or review of our financial statements by our independent registered public accounting firm in a timely manner, we will not be able to comply with the periodic reporting requirements of the SEC and the listing requirements of the NYSE. If these events occur, our common stock listing on the NYSE could be suspended or terminated and our stock price could materially suffer. In addition, we or members of our management could be subject to investigation and sanction by the SEC and other regulatory authorities and to stockholder lawsuits, which could impose significant additional costs on us and divert management attention.

Provisions in our amended and restated certificate of incorporation and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These include provisions that:

•	classify our Board of Directors;

•	limit stockholders’ ability to remove directors;

•	include advance notice requirements for stockholder proposals and nominations; and

•	prohibit stockholders from acting by written consent or calling special meetings.

Furthermore, the affirmative vote of the holders of at least two-thirds of our shares of capital stock entitled to vote is necessary to amend or repeal the above provisions of our amended and restated certificate of incorporation. In addition, absent approval of our Board of Directors, our amended and restated bylaws may only be amended or repealed by the affirmative vote of the holders of at least two-thirds of our shares of capital stock entitled to vote.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for some litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty owed by any director or officer to us or our stockholders or creditors; (iii) any action asserting a claim against us or any director or officer pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us or any director or officer governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions described above. This forum selection provision may limit our stockholders’ ability to obtain a judicial forum that they find favorable for disputes with us or our directors, officers, employees or other stockholders.

Our stock price may be volatile or may decline regardless of our operating performance.

The market price for our common stock may be highly volatile. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	actions by us or our competitors, such as sales initiatives, acquisitions or restructurings;

•	changes in our earnings estimates or expectations as to our future financial performance, as well as financial estimates by securities analysts and investors, and our ability to meet or exceed those estimates or expectations;

•	additions or departures of key management personnel;

•	legal proceedings involving our company, our industry, or both;

•	changes in our capitalization, including future issuances of our common stock or the incurrence of additional indebtedness;

•	changes in market valuations of companies similar to ours;

•	the prospects of the industry in which we operate;

•	actions by institutional and other stockholders (including the selling stockholders);

•	speculation or reports by the press or investment community with respect to us or our industry in general;

•	general economic, market and political conditions; and

•	other risks, uncertainties and factors described under the caption “Risk Factors” in this prospectus supplement, and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference.

The stock markets in general have often experienced volatility that has sometimes been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may cause the trading price of our common stock to decline. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type may be expensive to defend and may divert our management’s attention and resources from the operation of our business.

Future sales of common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

The market price of our common stock could decline significantly as a result of sales of a large number of shares of our common stock in the market. As a result of the sale of shares by the selling stockholders in this offering, if our stockholders sell substantial amounts of our common stock in the public market in the future, or if the public perceives that such sales could occur, there could be an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Also in the future, we may issue shares of our common stock in connection with investments or acquisitions. The number of shares of our common stock issued in connection with an investment or acquisition could be material.

In connection with this offering, our directors and executive officers and the selling stockholders in this offering, who collectively hold approximately 37.3% of our outstanding common stock (excluding the shares offered hereby), have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of their common stock during the period beginning on the date of this prospectus supplement and ending on the date that is 90 days (subject to extension) after the date of the prospectus supplement (the “Lock-Up Period”) without the consent of Credit Suisse Securities (USA) LLC. See “Underwriting.” After the expiration of the Lock-Up Period, these shares may be sold in the public market in the United States, subject to prior registration in the United States, if required, or reliance upon an exemption from United States registration, including, in the case of shares held by affiliates or control persons, compliance with the volume restrictions of Rule 144.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the stock price of our common stock or trading volume to decline. Moreover, if our operating results do not meet the expectations of the investor community, one or more of the analysts who cover our company may change their recommendations regarding our company and our stock price could decline.

USE OF PROCEEDS

All shares of common stock sold in this offering will be sold by the selling stockholders. We will not receive any of the proceeds from such sales.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “DRII.” The following table sets forth the quarterly high and low sales prices per share of our common stock as reported by the NYSE since the inception of the trading of our common stock in July 2013 in connection with the IPO.

	Stock Price
Fiscal Year Ended December 31, 2013	High	Low
Third Quarter of 2013 (beginning July 19, 2013)	$19.42	$14.18
Fourth Quarter of 2013	$19.25	$16.45

Fiscal Year Ended December 31, 2014	High	Low
First Quarter of 2014	$20.69	$16.51
Second Quarter of 2014	$23.83	$16.89
Third Quarter of 2014	$26.33	$21.82
Fourth Quarter of 2014	$28.50	$19.59

Fiscal Year Ending December 31, 2015	High	Low
First Quarter (through February 27, 2015)	$34.94	$25.69

On March 4, 2015, the last reported sale price of our common stock on the NYSE was $34.76. As of March 4, 2015, there were 53 holders of record of our common stock.

We have never declared or paid any cash dividends on our capital stock. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, contractual restrictions (including provisions in the Senior Credit Facility), capital requirements, general business conditions and other then-existing factors that our Board of Directors may deem relevant.

On October 28, 2014, our Board of Directors authorized a stock repurchase program allowing for the expenditure of up to $100 million for the repurchase of our common stock, subject to the terms, conditions and limitations in the Senior Credit Facility. Under the stock repurchase program, repurchases can be made from time to time in accordance with applicable securities laws in the open market and/or in privately negotiated transactions, including repurchases pursuant to trading plans under Rule 10b5-1 of the Exchange Act.

The Senior Credit Facility limits our ability to make restricted payments, including expenditures for stock repurchases and dividends. Following our ECF Payment on March 5, 2015 of approximately $18.1 million, which reduced the principal amount of our indebtedness under the Senior Credit Facility by approximately $18.1 million, the maximum aggregate amount of restricted payments that we may make under the Senior Credit Facility increased to approximately $125.8 million. As of the date of this prospectus supplement, we have expended a total of $24.2 million on stock repurchases under our stock repurchase program, and the Repurchase is being applied against our stock repurchase program. Accordingly, immediately following the consummation of this offering, including the Repurchase of $50 million of our common stock, we expect to have approximately $51.6 million available for restricted payments (including stock repurchases and dividends) under the Senior Credit Facility, including $25.8 million remaining for repurchases under our current stock repurchase program.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2014 on:

•	an actual basis; and

•	on an adjusted basis to give effect to the Repurchase and costs and expenses relating to this offering and the Repurchase. We will not receive any proceeds from this offering.

The information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein.

	December 31, 2014
	Actual	As Adjusted
		(unaudited)
	(in thousands except share data)
Cash and cash equivalents(1)	$242,486	$191,917

Long-term debt (including current maturities):
Senior Credit Facility(1)	$440,720	$440,720
Securitization notes and funding facilities	509,208	509,208
Notes payable	4,612	4,612
Total long term debt	954,540	954,540
Stockholders’ equity:
Common stock, $0.01 par value per share; authorized—250,000,000 shares; issued—75,732,088 shares (actual) and 74,313,256 shares (adjusted)	757	743
Additional paid-in capital	482,732	432,747
Accumulated deficit	(180,502)	(181,072)
Accumulated other comprehensive loss	(19,561)	(19,561)
Treasury stock—642,900 shares	(16,077)	(16,077)

Total stockholders’ equity	267,349	216,780

Total capitalization	$1,221,889	$1,171,320

(1)	The as adjusted amounts do not reflect the ECF Payment made on March 5, 2015.

SELLING STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock, as of March 4, 2015, by each of the selling stockholders.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of March 4, 2015 are deemed to be outstanding and beneficially owned by the person holding the options. Shares issuable pursuant to stock options or warrants are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

	Beneficial ownership prior to this offering		Shares being sold in this offering(1)	Beneficial ownership after this offering(1)		Shares to be sold if underwriter’s option is exercised in full	Beneficial ownership after this offering if underwriter’s option is exercised in full
Name and address of beneficial owner	Shares	%	Shares	Shares	%	Shares	Shares	%
Cloobeck Diamond Parent, LLC(2)	15,871,633	21.19	4,778,000	11,093,633	15.12	5,490,472	10,381,161	14.14
DRP Holdco, LLC(3)	11,338,566	15.14	1,687,000	9,651,566	13.15	1,940,050	9,398,516	12.81
Best Amigos Partners, LLC(4)	1,431,537	1.91	235,000	1,196,537	1.63	270,250	1,161,287	1.58

(1)	Gives effect to the Repurchase of 1,515,582 of our common stock and assumes the underwriter does not exercise its over-allotment option.

(2)	The address for Cloobeck Diamond Parent, LLC is c/o Diamond Resorts International, Inc., 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. Stephen J. Cloobeck, our founder and Chairman, is the sole manager of, and indirectly holds equity interests in, Cloobeck Diamond Parent, LLC. Mr. Cloobeck has sole power to vote and dispose of all shares of our common stock held by Cloobeck Diamond Parent, LLC. The information in the table does not reflect all of the shares of our common stock beneficially owned by Mr. Cloobeck and his affiliates. Additional information regarding relationships between Mr. Cloobeck and the Company is included in Note 6 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, in our Current Report on Form 8-K filed with the SEC on March 3, 2015 and in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2014.

(3)	The address for DRP Holdco, LLC (“DRPH”) is 330 Madison Avenue, New York, New York 10017. DRPH is an investment vehicle whose members are clients of Guggenheim Partners Investment Management, LLC (“GPIM”), an affiliate of Guggenheim Partners, LLC (“Guggenheim Partners”). The shares of common stock held directly by DRPH may be deemed to be beneficially owned by the following: GPIM, which, via its relationship with the members of DRPH who have directly or indirectly granted full investment discretion and voting authority to GPIM over their units in DRPH, effectively has authorization to exercise complete voting and dispositive power over the shares of our common stock held by DRPH; Guggenheim Partners Investment Management Holdings, LLC (“GPIMH”), as majority owner of GPIM; Guggenheim Partners, as majority indirect owner of GPIMH; and Guggenheim Capital, LLC, as the majority owner of Guggenheim Partners. Investment strategy and decisions with respect to investments managed on behalf of its clients by GPIM are made by portfolio managers, acting through an investment committee or otherwise, comprised of Jeffrey Abrams, Matthew Bloom, Kevin Gundersen, Thomas Hauser, B. Scott Minerd, Anne B. Walsh and Zachary Warren. Because of the relationships described in this footnote, those individuals may be deemed to exercise investment discretion or voting authority with respect to the shares of our common stock held by DRPH. Each of those individuals disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of acting as portfolio manager or serving on the investment committee. Information regarding relationships between DRPH and the Company is included in Note 6 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014.

(4)	The address for Best Amigos Partners, LLC (“Best Amigos”) is c/o Diamond Resorts International, Inc., 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. Lowell D. Kraff, our Vice Chairman, is the sole manager of Best Amigos. As a result, Mr. Kraff has sole power to vote and dispose of all shares of our common stock held by Best Amigos. The information in the table does not reflect all of the shares of our common stock beneficially owned by Mr. Kraff and his affiliates. Additional information regarding relationships between Mr. Kraff and the Company is included in Note 6 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, in our Current Report on Form 8-K filed with the SEC on March 3, 2015 and in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2014.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a general summary of the material U.S. federal income tax considerations with respect to your acquisition, ownership and disposition of our common stock, and applies if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a “Non-U.S. Holder.” You are a Non-U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of shares of our common stock and are neither a partnership or other entity classified as a partnership for U.S. federal income tax purposes nor:

•	a citizen or resident of the United States;

•	a domestic corporation (or other entity taxable as a corporation for U.S. federal income tax purposes);

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The discussion below assumes that a Non-U.S. Holder’s investment in our common stock is not effectively connected with a trade or business conducted in the United States by a Non-U.S. holder or, if a tax treaty applies to the Non-U.S. Holder, that its investment is not attributable to a United States permanent establishment maintained by the Non-U.S. Holder.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, bank, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate or former long-term permanent resident of the United States). This summary does not discuss non-income taxes (except, to a limited extent below, U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, Treasury regulations, judicial opinions, published positions of the Internal Revenue Service, which we refer to as the IRS, and all other applicable authorities. All these authorities are subject to change, possibly with retroactive effect.

We urge prospective investors to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

Distributions

To the extent we make distributions on our common stock out of our current or accumulated earnings and profits, such distributions will be treated as ordinary dividends for U.S. federal income tax purposes. Dividends paid to Non-U.S. Holders will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly provide us with an IRS Form W-8BEN or W-8BEN-E, as applicable, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty. Special certification and other requirements may apply if you hold shares of our common stock through certain foreign intermediaries. Distributions in excess of our current or accumulated earnings and profits will be treated as a non-taxable return of capital up to your adjusted tax basis in your shares of our common stock. To the extent that such distributions exceed the adjusted tax basis of your shares, they will give rise to a U.S. tax liability only if you otherwise would be subject to tax on any gain from the sale or disposition of your shares, as described below. If it cannot be determined at the time a distribution is made whether the distribution will exceed our current and accumulated earnings and profits, then the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, you may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution did, in fact, exceed our current and accumulated earnings and profits.

Sale or Other Disposition of Our Common Stock

Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

•	you are an individual, you are present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and you meet certain other conditions; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and have not been and do not anticipate we will become) and you hold or have held, directly or indirectly, more than 5% of our common stock at any time within the five-year period ending on the date of disposition of our common stock.

If you are described in the first bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year. Non-U.S. Holders should consult any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding Requirements

We must report annually to the IRS and to you the amount of any dividends we pay to you and the amount of tax withheld. Dividends or proceeds from the disposition of stock that are paid to you may be subject to information reporting and backup withholding unless you provide proper certification of your status as a Non-U.S. Holder or an IRS Form W-8BEN or W-8BEN-E, as applicable, or you provide other certification establishing that you qualify for an exemption (an “exempt recipient”) and neither we nor any paying agent has actual knowledge (or reason to know) that you are a United States person. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your U.S. income tax liability by filing a refund claim with the IRS.

In general, backup withholding and information reporting will not apply to the payment of proceeds from the disposition of our common stock through the non-U.S. office of a broker, except that in the case of a broker that is a United States person or has certain specified relationships or connections with the United States, information reporting will apply unless the broker has documentary evidence in its files that you are not a United States person and the broker does not have actual knowledge (or reason to know) that you are a United States person and certain other conditions are satisfied, or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

You should consult your own tax advisors regarding the application of the information reporting and backup withholding rules to you.

FATCA Withholding

U.S. tax provisions (“FATCA”) and subsequent regulations and guidance provide that a 30% withholding tax will be imposed on distributions of shares of our common stock and the gross proceeds from a sale of shares of our common stock (for sales made after December 31, 2016) that are paid to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. In general, these disclosure and reporting rules require that (i) in the case of a foreign financial entity, the entity enters into an agreement with the U.S. government to collect, identify and provide to the U.S. tax authorities information in respect of financial accounts held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity either certifies it does not have any substantial U.S. owners or identifies and provides information in respect of substantial U.S. owners of such entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. In the event of noncompliance with the revised requirements, withholding at a rate of 30% on distributions in respect of, and gross proceeds from the sale of, our shares held by or through such foreign entities would be imposed. You should consult with your own tax advisors regarding the application of these rules to your investment in our common stock.

U.S. Federal Estate Tax

Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

The preceding discussion of U.S. federal income and estate tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

The selling stockholders are offering the shares of common stock described in this prospectus supplement through the underwriter. Credit Suisse Securities (USA) LLC is acting as book-running manager of the offering. We and the selling stockholders have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
Credit Suisse Securities (USA) LLC	6,700,000

Total	6,700,000

The underwriter is committed to purchase all the common stock offered by the selling stockholders if it purchases any shares. The underwriting agreement also provides that if the underwriter defaults, the offering may be terminated.

The underwriter proposes to offer the common stock (other than common stock subject to the Repurchase) directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.45563 per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares (which amounts exclude the shares we have agreed to repurchase and upon which no underwriting discount is applicable).

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$0.76	$0.76
Total	$3,940,158	$4,700,744

The underwriter has an option to buy up to 1,000,772 additional shares of common stock from the selling stockholders to cover sales of shares by the underwriter which exceed the number of shares specified in the table above. The underwriter has 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any additional shares of common stock are purchased, the underwriter will offer the additional shares on the same terms as those on which the shares are being offered.

We estimate that the total expenses of this offering payable by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $570,000.

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to itself and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriter and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, the economic consequences associated with the ownership of any shares of our common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 90 days after the date of this prospectus supplement, other than any shares of our common stock granted under our existing stock-based incentive plans or issued upon the exercise of currently outstanding options, preferred stock, convertible securities, warrants or other right; provided, however that if (1) during the last 17 days of the initial Lock-up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-up Period, then in each case the Lock-up Period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse (USA) LLC waives, in writing, such extension.

Each selling stockholder has agreed that it, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Credit Suisse Securities (USA) LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by each selling stockholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; provided, however, that DRP Holdco, LLC shall be permitted to sell its common stock to 1818 Partners LLC pursuant to an existing Call Option Agreement; provided further that if (1) during the last 17 days of the initial Lock-up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-up Period, then in each case the Lock-up Period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse (USA) LLC waives, in writing, such extension.

Our directors and executive officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of Credit Suisse Securities (USA) LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such directors and executive officers in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; provided, however that if (1) during the last 17 days of the initial Lock-up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-up Period, then in each case the Lock-up Period will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse (USA) LLC waives, in writing, such extension.

We and each selling stockholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

Our common stock is listed on the NYSE under the symbol “DRII”.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares of our common stock in the open market. In making this determination, the underwriter will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriter may purchase shares of our common stock through the over-allotment option. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a naked short position, it will purchase shares of our common stock in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M under the Securities Act, it may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriter purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriter to repay the underwriting discount received by it.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment hedging, financing and brokerage activities. The underwriter and its affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates in the ordinary course of business for which it has received and would receive customary compensation. In particular, Credit Suisse Securities (USA) LLC acted as a structuring agent and bookrunner in our 2009, 2011 and 2013 consumer loan securitizations and Credit Suisse Securities (USA) LLC acted as an initial purchaser in our 2010 offering of 12% Senior Secured Notes due 2018. Additionally, Credit Suisse Securities (USA) LLC arranged one of our conduit facilities in 2008, arranged amendments to one of our conduit facilities in 2009, 2010, 2011, 2013 and 2014 and is the administrative agent and a lender under the Senior Credit Facility.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the issuer. If the underwriter or its affiliates have a lending relationship with us, the underwriter or its affiliates routinely hedge, and the underwriter or its affiliates may hedge, their exposure to us consistent with their customary risk management policies. Typically, the underwriter and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant

Implementation Date, an offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive,

provided that no such offer of securities described in this prospectus supplement shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Switzerland

The securities described in this prospectus supplement may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the offering, the Company, or the securities described in this prospectus supplement have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares of our common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities described in this prospectus supplement.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities described in this prospectus supplement should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the securities described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement and the accompanying prospectus nor any other offering material relating to the securities has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the securities to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The securities may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the securities has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This prospectus supplement has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

•	you confirm and warrant that you are either: (i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act; (ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; (iii) a person associated with the company under section 708(12) of the Corporations Act; or (iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

•	you warrant and agree that you will not offer any of the securities for resale in Australia within 12 months of the securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The securities are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement, the accompanying prospectus and other offering materials relating to the offer of the securities do not constitute a public offer of, or an invitation to subscribe for or purchase, the securities in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. The underwriter and its affiliates each received, and will receive, customary fees in connection with these roles. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or loans and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and loans.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information that we file with the SEC at the public reference room at the SEC’s principal office at 100 F Street N.E., Washington, DC, 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings are also available to you on the Internet website maintained by the SEC at http://www.sec.gov and on our website at http://www.diamondresorts.com (which is not part of this prospectus supplement). The information on, or that may be accessed through, our website is not incorporated into this prospectus supplement or the accompanying prospectus and should not be considered a part of this prospectus supplement or the accompanying prospectus. Purchasers of our common stock should rely only on the information contained or incorporated by reference in this prospectus supplement or the prospectus and in any free writing prospectus filed with the SEC.

In addition, our common stock is listed on the NYSE and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended. Pursuant to the SEC rules, this prospectus supplement and the accompanying prospectus, which form a part of the registration statement, do not contain all of the information in such registration statement. You may read or obtain a copy of the accompanying prospectus and the registration statement, including exhibits, from the SEC in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on January 6, 2015, February 9, 2015 and March 3, 2015;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2014 (excluding those portions that were not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 14, 2013, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus supplement is a part. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC (including, without limitation, any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

Any statement contained in this prospectus supplement or in a document incorporated by reference in this prospectus supplement shall be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Diamond Resorts International, Inc.

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

Statements contained in this prospectus supplement as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

The consolidated financial statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this Prospectus Supplement have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Katten Muchin Rosenman LLP, Chicago, Illinois. Howard S. Lanznar, Executive Vice President and Chief Administrative Officer of Diamond International, and Richard M. Daley, a member of our Board of Directors, are each Of Counsel at Katten Muchin Rosenman LLP. The underwriter has been represented by Cravath, Swaine & Moore LLP, New York, New York, in connection with this offering. For additional information, see Note 6 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014, in our Current Report on Form 8-K filed with the SEC on March 3, 2015 and in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2014.

Prospectus

Common stock

This prospectus relates solely to sales of our common stock by selling stockholders, some of whom may be our affiliates. The selling stockholders, who will be named in a prospectus supplement, may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of shares by the selling stockholders.

This prospectus describes some of the general terms that may apply to our common stock. Each time any common stock is offered pursuant to this prospectus, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the number of shares of our common stock to be sold by, and the identities of, the selling stockholders. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, carefully before you make your investment decision.

This prospectus may not be used to offer and sell shares of our common stock unless accompanied by a prospectus supplement.

The shares of our common stock may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at a negotiated price. The shares of our common stock offered by this prospectus and the accompanying prospectus supplement may be offered by the selling stockholders directly to purchasers or to or through underwriters, brokers or dealers or other agents. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, brokers or dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

We will not receive any of the proceeds from the sale by the selling stockholders of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “DRII.”

Investing in our common stock involves risks. See “Risk factors” on page 9 of this prospectus and any risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

March 2, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the automatic shelf process, the selling stockholders to be named in one or more prospectus supplements may offer and sell, from time to time, shares of our common stock. We will also be required to provide a prospectus supplement containing specific information about the selling stockholders and the terms on which our common stock is being offered and sold. We may also add, update or change in a prospectus supplement information contained in this prospectus.

You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference herein and any free writing prospectus that we prepare and distribute. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any such free writing prospectus.

You should not assume that the information incorporated by reference or provided in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by us is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

The selling stockholders may only offer to sell, and seek offers to buy, shares of our common stock in jurisdictions where offers and sales are permitted.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits of which this prospectus forms a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, of which this prospectus forms a part, you should refer to that agreement or document for its complete contents.

If the description of the offering varies between any prospectus supplement and this prospectus, you should rely on the information in the prospectus supplement. Any statement made in this prospectus or in a document incorporated by reference in this prospectus will be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

This prospectus may not be used to sell any shares of our common stock unless accompanied by a prospectus supplement.

Except where the context otherwise requires or where otherwise indicated, references in this prospectus to “the Company,” “we,” “us” and “our,” refer to Diamond Resorts Parent, LLC, or DRP, for periods or events prior to July 24, 2013, and Diamond Resorts International, Inc., as the successor to DRP, for periods or events subsequent to such date, in each case together with its subsidiaries.

FORWARD LOOKING STATEMENTS

This prospectus and documents incorporated herein contain forward-looking statements, which are covered by the “Safe Harbor for Forward-Looking Statements” provided by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. We have tried to identify forward-looking statements by using words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” These forward-looking statements include, among others, statements relating to our future financial performance, our business prospects and strategy, anticipated financial position, liquidity and capital needs and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.

Our actual results may differ materially from those expressed in, or implied by, the forward-looking statements included in this prospectus and documents incorporated herein as a result of various factors, including, among others:

•	adverse trends or disruptions in economic conditions generally or in the vacation ownership, vacation rental and travel industries;

•	adverse changes to, or interruptions in, relationships with our affiliates and other third parties, including termination of our hospitality management contracts;

•	our ability to maintain an optimal inventory of vacation ownership interests (“VOIs” or “Vacation Interests”) for sale overall, as well as in specific Diamond Collections;

•	our ability to sell, securitize or borrow against our consumer loans;

•	decreased demand from prospective purchasers of VOIs;

•	adverse events, including weather-related and other natural disasters and crises, or trends in vacation destinations and regions where the resorts in our network are located;

•	changes in our senior management;

•	our ability to comply with regulations applicable to the vacation ownership industry;

•	the effects of our indebtedness and our compliance with the terms thereof;

•	changes in the interest rate environment and their effects on our outstanding indebtedness;

•	our ability to successfully implement our growth strategy;

•	our ability to compete effectively; and

•	other risks and uncertainties discussed under the caption “Risk Factors” in documents incorporated by reference in this prospectus or any prospectus supplement.

Accordingly, you should read this prospectus and documents incorporated herein completely and with the understanding that our actual future results may be materially different from what we expect.

Forward-looking statements speak only as of the date they were made. Except as expressly required under federal securities laws and the rules and regulations of the SEC, we do not have any obligation, and do not undertake, to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus and documents incorporated herein, whether as a result of new information or future events or otherwise. You should not place undue reliance on the forward-looking statements included in this prospectus and documents incorporated herein or that may be made elsewhere (including any free writing prospectus) from time to time by us, or on our behalf. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

OUR COMPANY

Company Overview

We are a global leader in the hospitality and vacation ownership industry, with a worldwide network of 333 vacation destinations located in 34 countries throughout the continental United States (“U.S.”), Hawaii, Canada, Mexico, the Caribbean, Central America, South America, Europe, Asia, Australia, New Zealand and Africa. Our resort network includes 93 resort properties with approximately 11,000 units that we manage and 236 affiliated resorts and hotels and four cruise itineraries, which we do not manage and do not carry our brand, but are a part of our network and, through the Clubs (defined below), are available for our members to use as vacation destinations. We offer Vacations for Life®—a simple way to acquire a lifetime of vacations at top destinations worldwide.

We offer a vacation ownership program whereby members acquire VOIs in the form of points. Members receive an annual allotment of points depending on the number of points purchased, and, through the Clubs, they can use these points to stay at destinations within our network of resort properties, including Diamond Resorts managed properties as well as affiliated resorts, luxury residences, hotels and cruises. Unlike a traditional interval-based vacation ownership product that is linked to a specific resort and week during the year, our points-based system permits our members to maintain flexibility relating to the location, season and duration of their vacation.

A core tenet of our management philosophy is delivering consistent quality and personalized services to each of our members, and we strive to infuse hospitality and service excellence into every aspect of our business and each member’s vacation experience. This philosophy is embodied in We Love to Say YesTM, a set of Diamond values designed to provide each of our members and guests with a consistent, “high touch” hospitality experience through our commitment to be flexible and open in responding to the desires of our members and guests. Our service-oriented culture is highly effective in building a strong brand name and fostering long-term relationships with our members, resulting in additional sales to our existing member base.

Our business consists of two segments: (i) hospitality and management services and (ii) Vacation Interest Sales and Financing.

Hospitality and Management Services. We are fundamentally a hospitality company that manages a worldwide network of resort properties and provides services to a broad member base. We manage 93 resort properties, as well as eight multi-resort trusts (the “Diamond Collections”), each of which holds ownership interests in a group of resort properties (including our managed resorts). Substantially all of our management contracts automatically renew, and the management fees we receive are based on a cost-plus structure. As the manager, we operate the front desks, provide housekeeping, conduct maintenance and manage human resources services. We also operate, directly or by managing outsourced providers of, amenities such as golf courses, food and beverage venues and retail shops, an online reservation system, customer contact centers, rental, billing and collection, accounting and treasury functions, communications and information technology services. In addition to resort services, key components of our business are the Clubs, which enable our members to use their points to stay at resorts in our network. The Clubs offer our members a wide range of other benefits, such as the opportunity to purchase various products and services, including private luxury property rentals, high-profile sporting events, guided excursions, consumer electronics and home appliances at discounted prices, for which we earn commissions. Our Clubs include THE Club, which is the primary Club sold, and provides members with full membership access to all resorts in our network and offers the full range of member services, as well as other Clubs that enable their members to use their points to stay at specified resorts in our network and provide their members with a more limited offering of benefits. We refer to THE Club and other Club offerings as “the Clubs.” Fees paid by our members cover the operating costs of our managed resorts (including the absorption of a substantial portion of our overhead related to the provision of our management services), our management fees, maintenance fees for VOIs at resorts that we do not manage that are held by the Diamond Collections, and, in the case of members of the Clubs, membership dues. As part of our hospitality and management services, we typically enter into agreements with our managed resorts and the Diamond Collections under which we reacquire VOIs from members who fail to pay their annual maintenance fees or other assessments, serving as the principal source of our VOI inventory that we sell.

Vacation Interest Sales and Financing. We sell VOIs principally through presentations, which we refer to as “tours,” at our 53 sales centers, substantially all of which are located at our managed resorts. We generate sales prospects by utilizing a variety of marketing programs, including presentations at our managed resorts targeted at existing members and current guests who stay on a per-night or per-week basis, overnight mini-vacation packages, targeted mailings, member referrals, telemarketing, gift certificates and various destination-specific marketing efforts. As part of our sales efforts, and to generate interest income and other fees, we also provide loans to qualified VOI purchasers.

The charts below show the total revenue and net income for each segment of our business for the year ended December 31, 2014 (with the percentages representing the relative contributions of these two segments):

Revenue from two segments above	$843 million
Corporate and Other	2 million

Total Revenue	$845 million

Net Income contribution from two segments above	$332 million
Corporate and Other	(273) million

Total Net Income	$59 million

Our competitive strengths include:

A substantial portion of the revenue from our hospitality and management services business converts directly to Adjusted EBITDA.

Substantially all of our management contracts with our managed resorts and the Diamond Collections automatically renew, and under these contracts we receive management fees generally ranging from 10% to 15% of the other costs of operating the applicable resort or Diamond Collection (with a weighted average of 12.9% based upon the total management fee revenue for the year ended December 31, 2014). The covered costs paid by our managed resorts and the Diamond Collections include both the direct resort operating costs and the absorption of a substantial portion of our overhead related to this part of our business. Accordingly, our management fee revenue results in a comparable amount of Adjusted EBITDA. Generally, our revenue from management contracts increases to the extent that (i) operating costs at our managed resorts and the Diamond Collections rise and, consequently, our management fees increase proportionately under our cost-plus management contracts; (ii) we add services under our management contracts or (iii) we acquire or enter into contracts to manage resorts not previously managed by us.

The principal elements of our business provide us with significant financial visibility.

•	Management fees from our cost-plus management contracts. All anticipated operating costs of each of our managed resorts and Diamond Collections, including our management fees and costs pertaining to the specific managed resort or Diamond Collection, such as costs associated with the maintenance and operations of the resort, are included in the annual budgets of these resorts and Diamond Collections. These annual budgets are determined by the board of directors of the homeowners association (“HOA”) or Diamond Collection, as applicable, and are typically finalized before the end of the prior year. As a result, a substantial majority of our management fees are collected by January of the applicable year as part of the annual maintenance fees billed to VOI owners and released to us as services are provided. Unlike typical management agreements for traditional hotel properties, our management fees are not affected by average daily rates (“ADR”) or occupancy rates at our managed resorts. In addition, while our management contracts may be subject to non-renewal or termination, no resort or Diamond Collection has terminated or elected not to renew any of our management contracts during the past five years.

•	Fees earned by operating the Clubs. Dues payments for each of the Clubs are billed and generally collected together with the member’s related annual maintenance fees. Substantially all Club dues are collected by January of the applicable year. Members of the Clubs are not permitted to make reservations or access the applicable Club’s services and benefits if they are not current in payment of these dues. The Clubs also provide specific services to the Diamond Collections, such as call center services, for which the Clubs charge a fee to the Diamond Collections, and are included in the Diamond Collection maintenance fees. Some of the Clubs offer a tiered loyalty membership whereby additional resorts and benefits are made available as the member purchases more points, resulting in higher club dues for members in a higher loyalty tier.

•	VOI sales. Our VOI sales revenue is primarily a function of three levers: the number of tours we conduct, our closing percentage (which represents the percentage of VOI sales closed relative to the total number of sales presentations at our sales centers) and the sales price per transaction. We generally have a high degree of near-term visibility as to each of these factors. Before the beginning of a year, we can predict with a high degree of confidence the number of tours we will conduct that year, and we believe that we can tailor our sales and marketing efforts to effectively influence our closing percentage and average transaction size in order to calibrate our VOI sales levels over the course of the year.

•	Financing of VOI sales in the U.S. We target the level of our consumer financing activity in response to capital market conditions. We accomplish this by offering sales programs that either encourage or discourage our customers to finance their VOI purchases with us, without compromising our underwriting standards. As of December 31, 2014, the weighted average Fair Isaac Corporation (“FICO”) score (based upon loan balance) for our borrowers across our existing loan portfolio was 719, and the weighted average FICO score for our borrowers on loans originated since October 2008 was 757. The default rate on our originated consumer loan portfolio was 6.3% (as a percentage of our outstanding originated portfolios) for 2014, and ranged from 5.7% to 8.6% on an annual basis from 2009 through 2014.

Our capital-efficient business model requires limited investment in working capital and capital expenditures.

•	Limited working capital required. Our hospitality and management services business consumes limited working capital because a substantial portion of the funds we receive under our management contracts is collected by January of each year and released to us as services are provided. Moreover, all resort-level maintenance and improvements are paid for by the owners of VOIs, with our financial obligation generally limited to our pro rata share of the VOIs we hold as unsold VOIs.

•	Limited investment capital required. Generally we do not believe that we will need to build resort properties or acquire real estate in the foreseeable future to support our anticipated VOI sales levels; however, in certain geographic areas, we may from time to time acquire additional VOI inventory through open market purchases or other means. Although the volume of points or intervals that we recover could fluctuate in the future for various reasons, we reacquire approximately 2% to 5% of our total outstanding VOIs from defaulted owners on an annual basis. This provides us with a relatively low-cost, consistent stream of VOI inventory that we can resell. We may engage in targeted development projects, particularly in attractive locations where member demand exceeds our existing supply, and in these circumstances, we expect that we will generally seek to structure developments in a manner that limits our financial exposure, including by minimizing the amount of time between when we are required to pay for the new VOI inventory and when such inventory is sold. In a majority of our strategic transactions, we have acquired an on-going business, consisting of management contracts, unsold VOI inventory and an existing owner base, which has generated immediate cash flow for us.

•	Access to financing. The liquidity to support our provision of financing to our customers for VOI purchases is provided through the funding facilities and securitization financings and, as a result, also consumes limited working capital.

Our scalable VOI sales and marketing platform has considerable operating leverage and drives increases in Adjusted EBITDA.

We have built a robust and versatile sales and marketing platform. This platform enables us to take actions that directly impact the three levers that primarily determine our VOI sales revenue: the number of tours we conduct, our closing percentage and the sales price per transaction. Our objective is to consistently monitor and adjust these three factors to reach an optimum level of VOI sales based on our available VOI inventory. With our scalable sales platform in place, we do not foresee the need to significantly increase the number of sales centers or the size of our sales team. Accordingly, we believe our VOI sales business has considerable operating leverage and the ability to drive increases in Adjusted EBITDA.

Our high level of customer satisfaction results in significant sales of additional VOIs to our members.

We believe our efforts to introduce hospitality, service excellence and quality into each member’s vacation experience have resulted in a high degree of customer satisfaction, driving significant sales of additional VOIs to our existing members who previously purchased points from us, as well as members we acquired in our strategic acquisitions who purchased points from us for the first time. In 2014, 2013 and 2012, approximately 63%, 58% and 53%, respectively, of the total dollar amount of VOI sales were to existing members who previously purchased points from us, and approximately 17%, 19% and 19%, respectively, of the total dollar amount of VOI sales were to members we acquired in our strategic acquisitions who purchased points from us for the first time (each an “Acquired Member”). After an Acquired Member makes his or her first purchase from us, all future transactions involving that Acquired Member are treated as sales to an existing member.

Our accomplished leadership team positions us for continued growth.

We have an experienced leadership team that has delivered strong operating results through disciplined execution. Our management team has taken a number of significant steps to refine our strategic focus, build our brand recognition and streamline our operations, including (i) maximizing revenue from our hospitality and management services business; (ii) driving innovation throughout our business, most significantly by infusing our hospitality focus into our customer interactions, and (iii) adding resorts to our network and owners to our owner base through complementary strategic acquisitions and efficiently integrating businesses acquired. Members of our management team have substantial equity interests in our Company that closely align their economic interests with those of our other stockholders.

Growth Strategies

Our growth strategies are as follows:

Continue to grow our hospitality and management services business.

We expect our hospitality and management services revenue will continue to grow as rising operating expenses at our managed resorts result in higher revenues under our cost-plus management contracts. We intend to generate additional growth in our hospitality and management services business by (i) increasing Club membership revenue; (ii) adding service and activity offerings for members of the Clubs; (iii) expanding opportunities for our members to purchase third-party products and services and (iv) pursue additional management and service contracts.

•	Increase Club membership revenue. Purchasers of our points are, in almost all cases, automatically enrolled in THE Club. In addition, as existing members purchase more points and thereby upgrade Club memberships to a higher loyalty tier, higher fees are collected. When we complete an acquisition, we typically create a tailor-made Club, with limited additional resorts and benefits. This results in an owner base that becomes familiar with the concept of a Club, and should therefore be more likely to upgrade and purchase points from us with membership in THE Club. We also have implemented programs to drive interval owners at our managed resorts to join THE Club.

•	Broaden hospitality service and activity offerings. We intend to continue to make membership in the Clubs more attractive to our members by expanding the number and variety of offered services and activities, such as airfare, cruises, guided excursions, golf outings, entertainment, theme park tickets, luggage and travel protection and access to luxury accommodations outside our network of resorts. For example, in October 2013, we commenced The Diamond Luxury Selection, a Club member benefit exclusively for our members with large point ownership and, therefore, in a higher loyalty tier. Qualifying members can access The Diamond Luxury Selection using their points through THE Club for stays within a collection of approximately 2,500 private luxury properties, including villas, resorts, boutique hotels and yachts. Such hospitality-focused enhancements may allow us to increase the dues paid by members of THE Club and should also generate commission revenue for us.

•	Pursue additional management and service contracts. We intend to actively leverage existing management contracts to add services provided to our members under our management contracts and increase the management fees to cover those new services. In addition, we may purchase or otherwise obtain additional management contracts at resorts that we do not currently manage. Furthermore, we intend to broaden our business-to-business services on a fee-for-service basis to other companies in the hospitality and vacation ownership industry. For example, we have entered into fee-for-service agreements with resort operators and hospitality companies pursuant to which we provide them with resort management services, VOI sales and marketing services and inventory rental services. These types of arrangements are highly profitable for us because we are not required to invest any significant capital. In the future, in situations where we can leverage our unique expertise, skills and infrastructure, we intend to expand our provision of business-to-business services on an à la carte basis or as a suite of services to third-party resort developers and operators and other hospitality companies.

Continue to leverage our scalable sales and marketing platform to increase VOI sales revenue.

We intend to continue to take advantage of the operating leverage in our sales and marketing platform. While we have increased our focus on potential new owners, we will continue to market to our existing long-term membership base, and expect that through these efforts and our continuing commitment to ensuring high member satisfaction, a significant percentage of our VOI sales will continue to be made to our existing members. We will also continue to target the ownership base at resorts that we now manage as a result of our strategic acquisitions to encourage these prospective customers to purchase our VOIs. While we anticipate that the bulk of our future VOI sales will be made through our traditional selling methods, we are seeking to more fully integrate the VOI sales experience into our hospitality and management services. For example, at some of our managed resorts, we offer enhanced mini-vacation packages, which we refer to as Events of a LifetimeTM, in which a group of members or prospective customers who have purchased such packages are invited to dine together, along with our sales team members, and to attend a show, golf outing or other local attraction as a group over a two-day period. At the end of the stay, our sales team provides an in-depth explanation of our points-based VOI system and the value proposition it offers. We have found that, by driving innovation throughout our business, most significantly by infusing our hospitality focus into the sales process and creatively engaging with potential purchasers, we improve potential purchasers’ overall experience and level of satisfaction and, as a result, are able to increase the likelihood that they will buy our VOIs and increase the average transaction size. We have extended this philosophy of increased engagement and hospitality focus into other sales techniques, and intend to continue to innovate in this area.

Pursue additional revenue opportunities consistent with our capital-efficient business model.

We believe that we can achieve growth without pursuing revenue opportunities beyond those already inherent in our core business model. However, to the extent consistent with our capital-efficient business model, we intend to:

•	Selectively pursue strategic transactions. We intend to pursue acquisitions of ongoing businesses, including management contracts and VOI inventory, on an opportunistic basis where the economic terms are favorable and we can achieve substantial synergies and cost savings. Future acquisitions may be similar in structure to transactions we have completed during the past several years in which we added locations to our network of available resorts, additional management contracts, new members to our owner base and additional VOI inventory that we may sell to existing members and potential customers.

•	Prudently expand our geographic footprint. We believe that there are significant opportunities to expand our business into new geographic markets in which we currently may have affiliations, but do not manage resorts or market or sell our VOIs. We believe that certain countries in Asia and Central and South America are particularly attractive potential new markets for us because of the substantial increases in spending on travel and leisure activities forecasted for their consumers. To the extent that we can maintain our high quality standards and strong brand reputation, we are selectively exploring acquisitions of ongoing resort businesses in these markets and may also pursue co-branding opportunities, joint ventures or other strategic alliances with existing local or regional hospitality companies. For example, we have entered into a joint venture with affiliates of Dorsett Hospitality International, a large hotel developer, owner and operator in Asia, and China Travel International Investment Hong Kong Ltd., an investment holding company engaged in the operation of travel destinations (including hotels, theme parks, natural and cultural scenic spots and leisure resorts), travel agency and related business operations. The venture expects to create, market, sell and service vacation packages and associated benefits (including vacation ownership) to customers in Asia. In addition, we may engage in targeted development projects, particularly in attractive locations where member demand exceeds our existing supply, in a manner consistent with our capital-light model. We believe that expansion of our geographic footprint will produce revenue from consumers in the markets into which we enter and also make our resort network more attractive to existing and prospective members worldwide.

Our Corporate Information

Diamond Resorts International, Inc. is a Delaware corporation and our principal executive offices are located at 10600 West Charleston Boulevard, Las Vegas, Nevada 89135. Our telephone number is (702) 684-8000. Our website address is www.diamondresorts.com. The information contained on or accessible through our website is not part of this prospectus or the registration statement of which this prospectus forms a part, and potential investors should not rely on such information in making a decision to purchase our common stock in this offering.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, in any applicable prospectus supplement, and in any document that we file with the SEC after the date of this prospectus that is incorporated by reference herein, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently foreseen by us or that we currently deem immaterial may also impair our business and operations.

SELLING STOCKHOLDERS

Information about the selling stockholders, including their identities, the common stock to be registered on their behalf and the amounts to be sold by them, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus. The selling stockholders may include certain of our affiliates.

USE OF PROCEEDS

All shares of common stock sold in this offering will be sold by the selling stockholders. We will not receive any of the proceeds from such sales. We will pay the costs, expenses and fees incurred in connection with the registration under the Securities Act of the common stock.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following summary describes the material provisions of our capital stock, but it is not complete and is qualified in its entirety by our organizational documents. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws.

Our authorized capital stock consists of 255,000,000 shares, 250,000,000 of which are designated common stock with a par value of $0.01 per share and 5,000,000 of which are designated as preferred stock with a par value of $0.01 per share.

As of February 20, 2015, 75,734,588 shares of common stock were issued, of which 74,814,888 shares were outstanding, and no shares of preferred stock were issued or outstanding.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company. These include provisions that classify our Board of Directors, limit stockholders’ ability to remove directors, provide advance notice requirements for stockholder proposals and nominations, prohibit stockholders from acting by written consent or calling special meetings and allow our Board of Directors to designate the terms of and issue new series of preferred stock without stockholder approval.

Common Stock

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of our common stock will not have cumulative voting rights in the election of directors. In general, directors standing for election at an annual meeting of stockholders will be elected by a plurality of the votes cast in the election of directors at the annual meeting, either in person or represented by properly authorized proxy.

Dividends. The holders of our common stock are entitled to receive ratably such dividends as may be declared by our Board of Directors out of funds legally available therefor.

Other Rights. In the event of a liquidation, dissolution or winding up of us, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference, if any, of any then outstanding preferred stock. Holders of our common stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our Board of Directors may designate and that we issue in the future.

Preferred Stock

Our Board of Directors is authorized to issue shares of preferred stock in one or more series, with such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions as determined by our Board of Directors, without any further vote or action by our stockholders. We believe that the Board of Directors’ authority to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments or payments upon a liquidation, dissolution or winding up of the company.

Registration Rights Agreement

We are party to a Registration Rights Agreement with certain of our stockholders, pursuant to which such stockholders have certain registration rights with respect to our common stock.

Director Designation Agreement and Stockholders Agreement

Certain of our stockholders that collectively hold approximately 46.1% of our outstanding common stock as of February 26, 2015 entered into a stockholders agreement, pursuant to which such stockholders have agreed, subject to the terms of the stockholders agreement, in any election of members of our Board of Directors, to vote their shares of our common stock in favor of our Chief Executive Officer, as well as individuals designated by an entity controlled by our founder and Chairman and an affiliate of Guggenheim Partners, LLC, pursuant to a director designation agreement. The director designation agreement also provides that the stockholders party thereto are subject to certain standstill provisions preventing such stockholders from taking certain actions with respect to us, subject to the terms set forth in the director designation agreement.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover statute that provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans) or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of two-thirds of the holders of the outstanding voting stock that is not owned by the interested stockholder. The applicability of this provision to us is expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for your shares.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without any further vote or action by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a tender offer or merger or otherwise.

Stockholder Action by Written Consent. Delaware law provides that, unless otherwise stated in a corporation’s certificate of incorporation, the stockholders may act by written consent without a meeting. Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of the stockholders may only be taken at an annual or special meeting before which it is properly brought, and not by written consent without a meeting.

Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals. Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by (a) our chairman of the Board of Directors, (b) our chief executive officer or (c) a majority of the Board of Directors through a special resolution. Our amended and restated bylaws also include advance notice procedures and requirements for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Number, Election and Removal of the Board of Directors. Our Board of Directors consists of nine directors as of March 2, 2015, divided into three classes (with each class consisting of three directors). Our certificate of incorporation authorizes a board of directors consisting of at least three, but no more than 13 members, with the number of directors to be fixed from time to time by our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our Board of Directors will be elected each year. The division of our Board of Directors into three classes with staggered terms may delay or prevent a change of our management or a change in control of our company. Prior to the expiration of the applicable three-year term, directors may be removed by our stockholders only for cause, and the Board of Directors may appoint new directors to fill vacancies or newly created directorships. These provisions may deter a stockholder from removing incumbent directors and from simultaneously gaining control of the Board of Directors by filling the resulting vacancies with its own nominees. Consequently, the existence of these provisions may have the effect of deterring hostile takeovers.

Exclusive Forum

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any director or officer to us or our stockholders or creditors, (3) any action asserting a claim against us or any director or officer pursuant to the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any action asserting a claim against us or any director or officer governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Limitation on Liability

Our amended and restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate our rights and those of our stockholders, through stockholders’ derivative suits on behalf of our company, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. In addition, our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act may be extended to directors, officers or controlling persons, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company and its telephone number is (800) 509-5586.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “DRII.”

PLAN OF DISTRIBUTION

The selling stockholders may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers; or

•	through a combination of any of these methods.

In addition, the manner in which the selling stockholders may sell some or all of the securities covered by this prospectus includes any method permitted by law, including, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

The selling stockholders may also enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

•	sell securities short and redeliver such shares to close out the short positions;

•	enter into option or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

The securities covered by this prospectus may be sold:

•	on a national securities exchange;

•	in the over-the-counter market; or

•	in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

In addition, the selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from the selling stockholders or others to settle such sales and may use securities received from the selling stockholders to close out any related short positions. The selling stockholders may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by the selling stockholders from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchange or markets on which the securities may be listed; and

•	other material items of the offering.

The offer and sale of the securities described in this prospectus by the selling stockholders, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling stockholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from the selling stockholders and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. The selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to the Securities Act, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders or any other person. The anti-manipulation rules under the Securities Act may apply to sales of securities in the market and to the activities of the selling stockholders and any affiliates of the selling stockholders. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

The selling stockholders are not restricted as to the price or prices at which they may sell the securities. Sales of such securities may have an adverse effect on the market price of the securities.

Moreover, it is possible that a significant number of shares of common stock could be sold at the same time, which may have an adverse effect on the market price of the securities.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. The selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we and the applicable selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

The selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. The selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling stockholders. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with the selling stockholders and its compensation.

In connection with offerings made through underwriters or agents, the selling stockholders may enter into agreements with such underwriters or agents pursuant to which the selling stockholders receive outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from the selling stockholders under these arrangements to close out any related open borrowings of securities.

Dealers

The selling stockholders may sell the offered securities to dealers as principals. The selling stockholders may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with the selling stockholders at the time of resale. Dealers engaged by the selling stockholders may allow other dealers to participate in resales.

Direct Sales

The selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

The selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

The selling stockholders will enter into such delayed contracts only with institutional purchasers that the selling stockholders approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We and the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, the selling stockholders in the ordinary course of business. This includes commercial banking and investment banking transactions.

We may agree to indemnify in certain circumstances the selling stockholders against certain liabilities, including liabilities under the Securities Act. The selling stockholders may agree to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

Market-Making, Stabilization and Other Transactions

In connection with any offering of common stock, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount. If more than 5% of the net proceeds of any offering of common stock made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member or any other facts and circumstances relating to the participation of a FINRA member in the offering would give rise to a “conflict of interest” under FINRA rules, the offering will be conducted in accordance with FINRA Rule 5121.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read, without charge, and copy, at prescribed rates, all or any portion of the registration statement or any reports, statements or other information that we file with the SEC at the public reference room at the SEC’s principal office at 100 F Street N.E., Washington, DC, 20549. You may request copies of these documents, for a copying fee, by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room Our filings are also available to you on the Internet website maintained by the SEC at http://www.sec.gov and on our website at http://www.diamondresorts.com (which is not part of this prospectus). The information on, or that may be accessed through, our website is not incorporated into this prospectus and should not be considered a part of this prospectus. Purchasers of our common stock should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and in any free writing prospectus filed with the SEC.

In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended. Pursuant to the SEC rules, this prospectus, which forms a part of the registration statement, does not contain all of the information in such registration statement. You may read or obtain a copy of the registration statement, including exhibits, from the SEC in the manner described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2014;

•	our Current Reports on Form 8-K filed with the SEC on January 6, 2015 and February 9, 2015;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2014 (excluding those portions that were not incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2013); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 14, 2013, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the sale of all securities registered hereunder or termination of the registration statement of which this prospectus is a part. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC (including, without limitation, any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

Any statement contained in this prospectus or in a document incorporated by reference in this prospectus shall be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Diamond Resorts International, Inc.

10600 West Charleston Boulevard

Las Vegas, Nevada 89135

(702) 684-8000

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

The consolidated financial statements as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by our counsel, Katten Muchin Rosenman LLP, Chicago, Illinois. Howard S. Lanznar, Executive Vice President and Chief Administrative Officer of the Company, and Richard M. Daley, a member of our Board of Directors, are each Of Counsel at Katten Muchin Rosenman LLP. For additional information, see Note 6 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2014 and in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 16, 2014.